Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of November 7, 2006

by and among

ZIA PARTNERS, LLC, as Seller,

ZIA PARK LLC, as Buyer

and

PENN NATIONAL GAMING, INC., as Parent Guarantor
(solely with respect to Section 2.6 and ARTICLES VI and XII)

TABLE OF CONTENTS

		Page
ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1	Purchase and Sale of Assets	1
Section 1.2	Excluded Assets	3
Section 1.3	Excluded Liabilities	4
Section 1.4	Assumed Liabilities
Section 1.5	Retention and Removal of Excluded Assets	5
Section 1.6	Assignability and Consents	6

ARTICLE II

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

Section 2.1	Purchase and Sale of Assets and Assumption of Liabilities	7
Section 2.2	Purchase Price	7
Section 2.3	Deposit	9
Section 2.4	Post-Closing Adjustment to Purchase Price	11
Section 2.5	Allocation of Total Consideration	12
Section 2.6	Parent Guarantee	13

ARTICLE III

PRORATIONS AND ADJUSTMENTS

Section 3.1	Adjustments	13
Section 3.2	Accounts Receivable	14
Section 3.3	Accounts Payable	14

ARTICLE IV

CLOSING

Section 4.1	Closing	14
Section 4.2	Deliveries at Closing	15

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Organization of Seller	16
Section 5.2	Authority; No Conflict; Required Filings and Consents	17

v

EXHIBITS

Exhibit A	Deposit Escrow Agreement

Exhibit B	Form of Warranty Deed

Exhibit C	Form of Bill of Sale and Assignment

Exhibit D	Form of Assignment and Assumption of Assumed Contracts and Assumed Liabilities

Exhibit E	Form of Non-Foreign Affidavit

Exhibit F	Form of Confirmation of Transfer of Inventoried Vehicles

Exhibit G	Form of Bill of Sale – Passenger /Delivery Vehicles

Exhibit H	Liquor License Purchase and Sale Agreement

Exhibit I	Form of Assignment of Leases

Exhibit J	Title Commitment and the UCC-11 Search

Exhibit K	Transition Services Agreement

Exhibit L	Form of Allocation Agreement

TABLE OF DEFINITIONS

Terms	Cross Reference in Agreement

401(k) Plan	Section 7.4(d)
Accounts Receivable	Section 12.1(a)
Acquired Personal Property	Section 12.1(a)
Acquisition Proposal	Section 12.1(a)
Adjustment Notes	Section 2.2(b)
Adjustments	Section 2.2(b)
Affiliate	Section 12.1(a)
Agreement	Preamble
Alcoholic Beverage Approvals	Section 12.1(a)
Allocation	Section 2.5
Amended Ground Lease	Section 12.1(a)
Assumed Contracts	Section 12.1(a)
Assumed Current Liabilities	Section 1.4(a)
Assumed Liabilities	Section 1.4
Assumed Software	Section 5.17
Base Purchase Price	Section 2.2(a)
Base Rate	Section 8.2(h)
Books and Records	Section 12.1(a)
Business Day	Section 12.1(a)
Business	Section 2.2(b)
Buyer 401(k) Plan	Section 7.4(d)
Buyer Indemnified Parties	Section 10.2(a)
Buyer Indemnified Party	Section 10.2(a)
Buyer	Preamble
Cap	Section 10.6(a)
Cash On Hand	Section 2.4(d)
Casualty Termination Event	Section 12.1(a)
Closing Balance Sheet	Section 2.4(a)
Closing Date Cash On Hand	Section 2.4(a)
Closing Date Working Capital	Section 2.4(a)
Closing Date	Section 4.1
Closing	Section 4.1
COBRA	Section 12.1(a)
Code	Section 12.1(a)
Compass Loan Documents	Section 12.1(a)
Confidentiality Agreement	Section 7.5(a)
Contract	Section 12.1(a)
Customer Database	Section 12.1(a)
Customer Information	Section 7.17(a)
Damages	Section 10.2(a)
Deposit Escrow Agreement	Section 2.3(a)

Deposit Escrow Net Earnings	Section 2.3(a)
Deposit	Section 2.3(a)
Employee Records	Section 12.1(a)
Employees	Section 12.1(a)
Encumbrances	Section 12.1(a)
Environmental Condition	Section 12.1(a)
Environmental Laws	Section 12.1(a)
Environmental Liabilities	Section 12.1(a)
Environmental Report	Section 8.2(g)
ERISA Affiliate	Section 5.12(c)
Escrow Agent	Section 2.3(a)
Escrow Costs	Section 2.3(a)
Escrow Funds Replacement Amount	Section 2.3(a)
Escrow Funds	Section 2.3(a)
Escrow Termination Date	Section 2.3(a)
Estimated Cash On Hand	Section 2.2(c)
Estimated Working Capital	Section 2.2(c)
Exchange Act	Section 12.1(a)
Excluded Assets	Section 1.2
Excluded Contracts	Section 12.1(a)
Excluded Current Assets	Section 1.2(a)
Excluded Current Liabilities	Section 1.3(b)
Excluded Liabilities	Section 1.3
Excluded Personal Property	Section 12.1(a)
Existing Allocation Agreement	Section 5.10(d)
Existing Ground Lease	Section 12.1(a)
Final Determination Date	Section 2.4(c)
Final Purchase Price Adjustment	Section 2.4(c)
Financial Information	Section 5.3
GAAP	Section 12.1(a)
Gaming Approvals	Section 12.1(a)
Gaming Authorities	Section 12.1(a)
Gaming Laws	Section 12.1(a)
Governmental Approvals	Section 7.6(a)
Governmental Entity	Section 5.2(c)
Ground Lease Estoppel and Consent Certificate	Section 12.1(a)
Hazardous Activity	Section 12.1(a)
Hazardous Substance	Section 12.1(a)
HSR Act	Section 5.2(c)
Hubbard	Section 12.1(a)
Improvements	Section 12.1(a)
Inactive Employee	Section 12.1(a)
Indemnified Party	Section 10.4
Indemnifying Parties	Section 10.4
Indemnifying Party	Section 10.4
Individual Machine Adjustment	Section 2.2(d)

Initial Scheduled Closing Date	Section 12.1(a)
Inspection	Section 7.5(a)
Intellectual Property	Section 12.1(a)
Inventoried Vehicles	Section 7.11(c)
IRS	Section 12.1(a)
Knowledge of Seller	Section 12.1(a)
L/C Amount	Section 2.3(a)
L/C Delivery Date	Section 2.3(a)
Land	Section 5.5(b)
Law	Section 12.1(a)
Lease Documents	Section 5.5(e)
Leased Property	Section 5.5(a)
Leases	Section 12.1(a)
Legal Proceeding	Section 12.1(a)
Letters of Credit	Section 2.3(a)
Liabilities	Section 12.1(a)
Licensed Parties	Section 5.10(a)
Liens	Section 12.1(a)
Liquor License Purchase and Sale Agreement	Recitals
Liquor License	Recitals
Material Assumed Contracts	Section 12.1(a)
Material Portion of the Property	Section 12.1(a)
Minimum Cash On Hand	Section 2.4(d)
Monetary Encumbrances	Section 11.2(b)
Non-Assignable Asset	Section 1.6(a)
Notice	Section 10.4
Operating Agreements	Section 12.1(a)
Option Agreement	Section 12.1(a)
Order	Section 12.1(a)
Ordinary Course of Business	Section 12.1(a)
Outside Date	Section 12.1(a)
Owner’s Title Policy	Section 8.2(c)
Parent Guarantor	Preamble
Passenger/Delivery Vehicles	Section 12.1(a)
Payroll Taxes	Section 7.4(g)
Permitted Additional Gaming Machines	Section 12.1(a)
Permitted Encumbrances	Section 12.1(a)
Person	Section 12.1(a)
Personal Property	Section 12.1(a)
Pre-Closing Employee Liabilities	Section 12.1(a)
Pre-Closing Financial Information	Section 7.23
Pre-Closing Tax Liability	Section 12.1(a)
Pre-Closing Tax Period	Section 12.1(a)
Preliminary Closing Balance Sheet	Section 2.2(c)
Preliminary Purchase Price Adjustment	Section 2.2(c)
Privacy Obligations	Section 5.6(d)

Property Employee	Section 12.1(a)
Property Material Adverse Effect	Section 12.1(a)
Property Specific Data	Section 12.1(a)
Property	Section 12.1(a)
Purchase Price	Section 2.2(a)
Purchased Assets	Section 1.1
Purchased Current Assets	Section 1.1(c)
Purchased Machines Adjustment	Section 2.2(d)
Reference Balance Sheet	Section 2.2(b)
Reference Date Working Capital	Section 2.2(b)
Reference Date	Section 2.2(b)
Release	Section 12.1(a)
Representatives	Section 7.3(a)
Required Consents	Section 4.2(m)
Retained Employees	Section 12.1(a)
Ruidoso Downs	Recitals
Securities Act	Section 12.1(a)
Seller Benefit Plans	Section 5.12(a)
Seller Disclosure Letter	ARTICLE V
Seller Indemnified Parties	Section 10.2(b)
Seller Indemnified Party	Section 10.2(b)
Seller Permits	Section 5.10(a)
Seller	Preamble
Seller’s Knowledge	Section 12.1(a)
Shortfall Amount	Section 7.15(a)
Straddle Period	Section 12.1(a)
Subsidiary	Section 12.1(a)
Survey	Section 11.2(a)
Survival Period	Section 10.1(b)
Tax Return	Section 12.1(a)
Tax	Section 12.1(a)
Taxes	Section 12.1(a)
Third Party Claim	Section 10.5
Threshold	Section 10.6(a)
Title Commitment	Section 12.1(a)
Title Insurer	Section 12.1(a)
Total Consideration	Section 2.2(a)
Total Escrow Funds Amount	Section 2.3(a)
Transfer Time	Section 12.1(a)
Transferred Employees	Section 7.4(a)
Transferred Intellectual Property	Section 12.1(a)
WARN Act	Section 12.1(a)
Water Rights	Section 5.5(b)
Working Capital	Section 2.4(d)

x

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2006, by and among Zia Partners, LLC, a New Mexico limited liability company (“Seller”), Zia Park LLC, a Delaware limited liability company (“Buyer”), and (solely with respect to Section 2.6 and ARTICLE VI and XII hereof) Penn National Gaming, Inc., a Pennsylvania corporation (“Parent Guarantor”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 12.1(a) hereof.

WHEREAS, Seller owns and operates the Property (commonly known as Black Gold Casino and Zia Park Racetrack);

WHEREAS, Buyer, a wholly owned subsidiary of Parent Guarantor, desires to purchase and acquire, and Seller desires to sell and transfer to Buyer, Seller’s interest in the Property and the Business, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent Guarantor desires to guarantee the performance by Buyer of Buyer’s obligations under this Agreement as set forth in Section 2.6 hereof;

WHEREAS, Buyer, Ruidoso Downs Racing, Inc., a New Mexico corporation and an Affiliate of Seller (“Ruidoso Downs”), and (solely with respect to specified sections thereof) Seller have entered into a Liquor License Purchase and Sale Agreement, dated as of the date hereof, and in the form attached hereto as Exhibit H (the “Liquor License Purchase and Sale Agreement”), for the sale by Ruidoso Downs to Buyer, and the purchase by Buyer from Ruidoso Downs, on the Closing Date, of the liquor license (No. 2969) (the “Liquor License”) currently owned by Ruidoso Downs and leased by Seller from Ruidoso Downs in connection with the sale and service of alcoholic beverages at the Property; and

WHEREAS, Seller, Ruidoso Downs and Buyer also have entered into a Transition Services Agreement, dated as of the date hereof, and in the form attached hereto as Exhibit K, for the transitional use of certain personnel and certain services provided to the Property by Seller, Ruidoso Downs and their Affiliates, and certain other matters set forth therein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1             Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (subject to Section 1.6 hereof), Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to those rights and assets set forth below, but excluding the Excluded Assets (the “Purchased Assets”):

(a)           the Property;

(b)           Cash On Hand as of the Closing Date, which, in accordance with Section 2.2(c), shall be no less than Minimum Cash On Hand;

(c)           other than the Excluded Current Assets, all current assets (other than Cash On Hand) reflected on the Reference Balance Sheet (the “Purchased Current Assets”);

(d)           the Assumed Contracts;

(e)           the Acquired Personal Property;

(f)            the Transferred Intellectual Property;

(g)           the Books and Records;

(h)           the Assumed Software;

(i)            with respect to the Property, the Seller Permits, and pending applications therefor, to the extent transferable by Law;

(j)            the Customer Database;

(k)           Employee Records;

(l)            to the extent relating to (x) the Purchased Assets or (y) any of the Assumed Liabilities, all rights, claims, rebates, discounts and credits (including all indemnities, warranties and similar rights), performance and other bonds, security and other deposits, advance payments, and prepaid rents in favor of Seller;

(m)          subject to Section 1.5(b) and Section 7.15 hereof, if, prior to the Closing Date, the Property is destroyed, damaged or taken in condemnation, the insurance proceeds or condemnation award payable to Seller, or any of its Affiliates or any of their respective Representatives or any transferable or assignable claim for insurance proceeds or condemnation award payable to Seller or any of its Affiliates or any of their respective Representatives with respect thereto;

(n)           all assets to which Buyer is entitled under the prorations contemplated hereby, including, without limitation, the proration provisions set forth in ARTICLE III hereof;

(o)           all Seller’s rights under the Amended Ground Lease;

(p)           all manufacturers’ and other warranties applicable to the Property or the Purchased Assets;

(q)           other than related to the Excluded Current Assets or as provided for in Section 7.12, claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of Seller relating to the Business or the Property as of the Closing Date, including any such rights of Seller under any property, casualty, workers’

compensation or, subject to the second proviso in Section 7.15(a)(i), other insurance policy (provided that Seller shall not be required to sell, convey, assign or transfer to Buyer any insurance policies but shall instead cancel such policies as provided in Section 7.12);

(r)            all assets to which Buyer is entitled under the provisions of ARTICLE III hereof; and

(s)           any other tangible or intangible assets owned, leased or licensed by Seller (other than the Excluded Assets) which are located at the Property or used in the Business.

The Purchased Assets shall be conveyed to Buyer free and clear of all Liabilities and Liens other than (i) the Assumed Liabilities and (ii) the Permitted Encumbrances.

Notwithstanding anything to the contrary herein, any Purchased Asset which consists of source code, or any other property which can be transmitted via remote telecommunications, will be delivered to Buyer on the Closing Date via remote telecommunications.

Section 1.2             Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing Date, Seller shall retain all of its right, title and interest in and to each and all of the following assets (the “Excluded Assets”):

(a)           all current assets of the type designated on the Reference Balance Sheet as to be retained by Seller (the “Excluded Current Assets”);

(b)           the Excluded Contracts;

(c)           any rights, claims, causes of action and credits (including all indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates or Representatives to the extent relating to (i) any other Excluded Asset or (ii) any Excluded Liability;

(d)           the corporate charter or other organizational documents, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of Seller or any of its Affiliates;

(e)           except as otherwise set forth in Section 7.4, all pension plans and the assets thereof and all other employee benefit plans and arrangements and the assets thereof;

(f)            all indebtedness or accounts payable owing from any Affiliate of Seller to Seller;

(g)           any refund, credit, claim or entitlement with respect to Taxes of Seller or its Affiliates, or with respect to the Purchased Assets, attributable to Tax periods (or portions thereof) ending on or before the Closing Date;

(h)           the Excluded Personal Property; and

(i)            any assets set forth on Section 1.2 of the Seller Disclosure Letter.

Section 1.3             Excluded Liabilities.  Other than the Assumed Liabilities, Buyer is not, and shall not be deemed to be, assuming or taking the Purchased Assets subject to any obligations or liabilities of Seller or any of its Affiliates, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, including without limitation (collectively, the “Excluded Liabilities”):

(a)           any Liability in respect of any Excluded Asset;

(b)           except for the Assumed Current Liabilities, all current liabilities reflected on the Reference Balance Sheet (the “Excluded Current Liabilities”);

(c)           all Liabilities set forth on Section 1.3 of the Seller Disclosure Letter;

(d)           all Liabilities of Seller pursuant to the prorations contemplated hereby, including, without limitation, the proration provisions set forth in ARTICLE III hereof;

(e)           all Liabilities under indebtedness of Seller (including without limitation under the Compass Loan Documents and including any indebtedness or accounts payable owing from Seller to any Affiliate of Seller);

(f)            all Pre-Closing Tax Liabilities;

(g)           all Pre-Closing Employee Liabilities;

(h)           all Liabilities of Seller pursuant to ARTICLE III hereof;

(i)            all Liabilities of Seller that (i) by their terms should have been performed on or prior to the Closing Date, and/or (ii) arise from events or circumstances, including for claims, pending or threatened litigation, acts, omissions, events or occurrences relating to the Purchased Assets or the Business, to the extent occurring on or prior to the Closing Date, or the operation of the Property, the Business or the Purchased Assets on or prior to the Closing Date (including without limitation any Liabilities with respect to escheatable property, any Liabilities in connection with any products or services offered by Seller on or prior to the Closing Date and any Liabilities for acts or omissions of Seller or any of its Affiliates or any of their respective Representatives on or prior to the Closing Date), in each case, other than the Assumed Liabilities;

(j)            all Liabilities, including, without limitation, Environmental Liabilities, under, pursuant or relating to any Environmental Laws relating to, resulting from, caused by or arising out of ownership, operation, use or control of the Property or the Business to the extent arising out of activities or circumstances occurring prior to the Closing Date, including, without limitation, any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Property or the Business to the extent arising out of activities or circumstances occurring prior to the Closing Date; and

(k)           any Liabilities of Seller not specifically assumed by Buyer hereunder.

Section 1.4             Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for each of the following Liabilities (the “Assumed Liabilities”):

(a)           all current Liabilities of the type designated on the Reference Balance Sheet as to be assumed by Buyer (the “Assumed Current Liabilities”);

(b)           all Liabilities relating to, or arising in respect of, (i) the Purchased Assets accruing, arising out of, or relating to events, occurrences, acts or omissions happening from and after the Closing Date or the operation of the Property, the Business or the Purchased Assets from and after the Closing Date, and (ii) all Assumed Contracts which were not fully performed and were not required to have been so performed, prior to the Closing Date, excluding any Liability resulting from any breach thereof on or prior to the Closing Date by Seller or any of its Affiliates or any of their respective Representatives, to the extent of such breach;

(c)           all Liabilities of Seller with respect to entertainment, dining and other reservations made by patrons relating to the Property or the Business from and after the Closing Date;

(d)           all Liabilities for Taxes arising from and attributable to the ownership of any portion of the Purchased Assets or the other Assumed Liabilities after the Closing Date;

(e)           all Liabilities relating to Transferred Employees accruing from and after the Closing Date to the extent arising out of or relating to their employment by Buyer;

(f)            all Liabilities under, pursuant or relating to any Environmental Laws, including, without limitation, Environmental Liabilities, relating to, resulting from, caused by or arising out of ownership, operation, use or control of the Property or the Business, accruing, arising out of, or relating to events, occurrences, acts or omissions happening from and after the Closing Date, including, without limitation, any Liability relating to contamination or exposure to Hazardous Substances at or attributable to the Property or the Business; provided, however, that Seller shall retain liability for the Liabilities set forth in Section 1.3(j) hereof; and

(g)           to the extent lawfully transferable, all obligations, commitments and Liabilities under any Seller Permits assigned to Buyer pursuant to Section 1.1(i) hereof.

Section 1.5             Retention and Removal of Excluded Assets

(a)           Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates may retain and use, at their own expense, archival copies of all of the Assumed Contracts and other documents or materials transferred hereunder, in each case, which (i) are used in connection with Seller’s or its Affiliates’ businesses, other than the Business; (ii) Seller in good faith determines it is reasonably likely to need access to in connection with the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any suit, claim, action, proceeding or investigation against or by Seller or any of its Affiliates; or (iii) Seller in good faith determines it is reasonably likely to need access to in connection with any filing, report, or investigation to or by any Governmental Authority; provided, that notwithstanding anything to the contrary herein, neither Seller nor its Affiliates shall be entitled to retain any copies of or use the Customer Database or any documents or materials relating thereto or containing any of the data or information therein, including without limitation any summaries or analyses thereof, and Seller shall, and shall cause its Affiliates to, comply with their obligations under Section 7.17 hereof.

(b)           All items located at the Property that constitute Excluded Assets may be removed on or prior to the Closing Date (or within a reasonable period of time mutually agreed to by Buyer and Seller following the Closing Date) by Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, with the removing party making all repairs necessitated by such removal, but without any obligation on the part of Seller, its Affiliates, or any removing party to replace any item so removed. Seller hereby reserves unto itself and its Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry into the Property at reasonable times for a reasonable period of time following the Closing Date, as mutually agreed to by Buyer and Seller, to effect such removal; provided, however, that any such removal of Excluded Assets shall not materially interfere with Buyer’s business operations at the Property. In the event that any Excluded Assets are removed following the Closing Date, Seller shall provide Buyer prior notice and Buyer shall be permitted, at its discretion, to be present during such removal of the Excluded Assets. All risk of loss relative to any Excluded Assets that are located on the Property after the Closing Date shall remain with Seller. If Seller does not remove any of the Excluded Assets within a reasonable period of time as mutually agreed to by Buyer and Seller following the Closing Date, all such remaining Excluded Assets shall be deemed to be abandoned and Buyer may dispose of any such remaining Excluded Assets.

Section 1.6             Assignability and Consents.

(a)           Notwithstanding anything to the contrary contained in this ARTICLE I, if the sale, conveyance, assignment, attempted sale, conveyance, assignment or transfer to Buyer of any Contract (other than the Amended Ground Lease and any other Contract listed in Section 4.2(m) of the Seller Disclosure Letter) that is part of the Purchased Assets is, by its terms, nonassignable without the consent of a third party (other than an Affiliate of Seller, in which case Seller covenants and agrees to cause such Affiliate to render such consent) and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date (each, a “Non-Assignable Asset”), in either case (provided that such authorization, approval, consent or waiver is not a Required Consent), the Closing shall proceed, but the Closing shall not constitute the sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset, and this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery of any such Non-Assignable Asset unless and until such authorization, approval, consent or waiver is obtained; provided, however, that nothing in this Section 1.6 shall relieve the parties of their obligations under Section 7.8 hereof and notwithstanding anything in this Agreement, receipt of the Required Consents shall be a condition to Buyer’s obligation to effect the Closing. After the Closing, Seller and Buyer shall use commercially reasonable efforts to obtain any such authorizations, approvals, consents or waivers related to the Non-Assignable Assets, and Buyer and Seller shall cooperate with each other in any arrangement commercially reasonable to provide that Buyer shall receive the interest of Seller in the benefits under any such Non-Assignable Asset until such time as such third party consent, approval or waiver shall have been obtained, and each of Buyer and Seller shall cooperate with the other party in any such commercially reasonable arrangement, including performance by Seller as agent if commercially reasonable to Seller. Seller shall promptly pay over to Buyer the amount of all payments received by it in respect of all of its Non-Assignable Assets.

(b)           Once authorization, approval or waiver of or consent for the sale, conveyance, assignment or transfer of any such Non-Assignable Asset is obtained, Seller shall convey, assign, transfer and deliver any such Non-Assignable Asset at no additional cost to Buyer, and such Non-Assignable Asset shall thereafter constitute a Purchased Asset.

ARTICLE II

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

Section 2.1             Purchase and Sale of Assets and Assumption of Liabilities.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase, acquire, assume and accept from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Buyer, all of the Purchased Assets and the Assumed Liabilities.

Section 2.2             Purchase Price.

(a)           In consideration for the sale, transfer, assignment, conveyance and delivery to Buyer of the Purchased Assets, at the Closing, Buyer shall (i) deliver or cause to be delivered to Seller an aggregate amount in cash equal to the sum (such sum, the “Purchase Price”) of:  (1) Two Hundred Million United States Dollars ($200,000,000) (the “Base Purchase Price”) against which the amount of the Deposit shall be credited, (2) the Preliminary Purchase Price Adjustment, if any, in accordance with Section 2.2(c) hereof, (3) the dollar amount of Estimated Cash On Hand in accordance with Section 2.2(c) hereof, and (4) the Purchased Machines Adjustment, if any, in accordance with Section 2.2(d) hereof, which sum shall be delivered by wire transfer or otherwise in immediately available funds in accordance with instructions delivered by Seller to Buyer at least two (2) Business Days prior to the Closing Date, and (ii) assume the Assumed Liabilities (the Purchase Price, together with the Assumed Liabilities, the “Total Consideration”). The Total Consideration shall be subject to a Final Purchase Price Adjustment after the Closing pursuant to Section 2.4 hereof. Buyer shall be entitled to (x) deduct and withhold, from any payment otherwise payable pursuant to this Agreement to Seller, the amounts required to be deducted and withheld under the Code, or any provision of state, local, or foreign tax law, with respect to the making of such payment, as long as Buyer pays such amount to such proper taxing authority, and (y) deduct from the Purchase Price any shortfall in capital expenditures made by Seller in accordance with Section 7.1(a)(xv) hereof.

(b)           Seller has delivered to Buyer an unaudited consolidated balance sheet of the business operated at the Property (the “Business”) and related data of Seller as of June 30, 2006 (the “Reference Date”), a copy of which is set forth in Section 2.2(b) of the Seller Disclosure Letter (the “Reference Balance Sheet”). The Reference Balance Sheet reflects the adjustments agreed to by Buyer and Seller and so noted as “Adjustment Notes” set forth therein (the

“Adjustments”), and except for the Adjustments, has been prepared in accordance with GAAP and on a basis consistent with the unaudited Financial Information.

(c)           At least three (3) Business Days before the Closing, Seller shall deliver to Buyer a preliminary Closing Balance Sheet (prepared as of the end of the most recent calendar month for which balance sheet data is available in the Ordinary Course of Business) (the “Preliminary Closing Balance Sheet”). The Preliminary Closing Balance Sheet will reflect the Adjustments and, except for the Adjustments, will be prepared in accordance with GAAP and on a basis consistent with the unaudited Financial Information. The Preliminary Closing Balance Sheet will set forth a good faith estimate of the amount of (i) Working Capital of the Business as of the Closing Date (such estimate, the “Estimated Working Capital”) and (ii) Cash On Hand of the Business as of the Closing Date (such estimate, the “Estimated Cash On Hand”), which shall be no less than Minimum Cash On Hand, and Seller shall make such transfers and deposits of funds prior to the Closing necessary to cause Estimated Cash on Hand to not be less than the Minimum Cash on Hand. The “Preliminary Purchase Price Adjustment” (which may be positive or negative) shall equal the difference between (x) Estimated Working Capital and (y) zero, and shall be made as follows:  (i) if the Estimated Working Capital is greater than zero, then the Preliminary Purchase Price Adjustment shall be positive, and (ii) if the Estimated Working Capital is less than zero, then the Preliminary Purchase Price Adjustment shall be negative.

(d)           If Seller has purchased for cash any Permitted Additional Gaming Machines prior to the Closing, then an adjustment to the Purchase Price (such adjustment, the “Purchased Machines Adjustment”) shall be made as set forth in Section 2.2(a)(i)(4). The amount of the Purchased Machines Adjustment shall equal the sum of the Individual Machine Adjustment (as defined below) for each Permitted Additional Gaming Machine so purchased. The “Individual Machine Adjustment” for any Permitted Additional Gaming Machine so purchased shall equal the product of (i) the aggregate dollar amount paid in cash by Seller for its purchase of such Permitted Additional Gaming Machine, multiplied by (ii) the quotient determined by dividing (A) (x) 60 minus (y) the number of months between the date such Permitted Additional Gaming Machine is purchased and the Closing Date (with any partial month being rounded to the nearest whole month period), by (B) 60.

(e)           At or prior to Closing, (i) Seller shall make such transfers of funds, settle such intercompany accounts and take such other actions as are necessary to make effective, as of the Closing, the Adjustments, and (ii) Seller shall have paid off, had released or otherwise satisfied, in each case unconditionally, (x) all Liens on the Purchased Assets that secure Liabilities under the Compass Loan Documents and (y) any other Liens on the Purchased Assets (other than Permitted Encumbrances), and shall deliver to Buyer evidence of the unconditional payment, release or satisfaction of the matters set forth in (x) and (y) hereof satisfactory to Buyer.

(f)            Except as otherwise set forth herein, each party shall pay its own costs and expenses arising in connection with this Agreement and the Closing (including, without limitation, its own attorneys’ and advisors’ fees, charges and disbursements). The following costs shall be allocated between the parties as follows:  (i) any Escrow Costs and any title fees and costs shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer or, if the Escrow Costs are paid out of the Deposit as contemplated in Section 2.3(a)(i), Buyer and Seller shall make mutually agreeable arrangements so that such Escrow Costs are in effect paid one-half (1/2) by

Seller and one-half (1/2) by Buyer; (ii) the cost of the updated and recertified Survey shall be paid by Buyer; (iii) the cost of the Owner’s Title Policy shall be paid by Seller with respect to the portion of the cost attributable to obtaining a NM 1 ALTA 10-17-92 policy or any endorsements required pursuant to Section 11.2(b) hereof (including all endorsements listed on the attachment to the Title Commitment), and the portion of the cost attributable to obtaining extended coverage or any endorsements requested by Buyer (other than any endorsements that are required pursuant to Section 11.2(b) hereof) shall be paid by Buyer; (iv) all recording fees shall be paid by Seller; and (v) any and all amounts or penalties due and payable in connection with the discharge and satisfaction of any Liens (other than the Permitted Encumbrances) in accordance with the terms hereof, shall be paid by Seller.

Section 2.3             Deposit.

(a)           On the date hereof, Buyer shall deposit an amount equal to Ten Million United States Dollars ($10,000,000) (such amount, including any and all income and interest earned or accrued thereon, the “Deposit”) with First American Title Insurance Co. (the “Escrow Agent”), pursuant to the terms of an escrow agreement dated as of the date hereof and attached hereto as Exhibit A (the “Deposit Escrow Agreement”) executed and delivered by Buyer, Seller and the Escrow Agent. At the Closing, the Deposit shall be credited against the Purchase Price and shall continue to be held by the Escrow Agent pursuant to this Section 2.3(a) and in accordance with the terms of the Deposit Escrow Agreement until released pursuant to this Section 2.3(a) and the terms of the Deposit Escrow Agreement. Upon termination of this Agreement, the Deposit shall be payable pursuant to Section 9.2(c) hereof, and thereafter shall be promptly released by the Escrow Agent to Buyer or Seller, as applicable, pursuant to Section 9.2(c) hereof and the terms of the Deposit Escrow Agreement. Following the Closing, the Deposit shall be held and disbursed as provided in the Deposit Escrow Agreement, which shall provide, among other things, that (i) any fees or expenses payable to the Escrow Agent under the Deposit Escrow Agreement on account of, in connection with or related to the Deposit (the “Escrow Costs”) shall first be paid out of any income and interest accrued on the Deposit; (ii) the Deposit shall be disbursed to Buyer to satisfy any obligations of Seller under Section 2.4(c)(i); (iii) the Deposit shall be disbursed to the Buyer Indemnified Parties to satisfy any indemnification obligations of Seller under Section 10.2(a); (iv) any income or interest on the Deposit (net of any Escrow Costs) shall be distributed to Seller as provided in the Deposit Escrow Agreement (such net amount, the “Deposit Escrow Net Earnings”); (v) on the six month anniversary of the Closing Date, if on such date the amount of funds held by the Escrow Agent pursuant to the Deposit Escrow Agreement (the funds held by the Escrow Agent at any date of determination, the “Escrow Funds” as of such date) exceeds Five Million United States Dollars ($5,000,000), then such excess shall be distributed by the Escrow Agent to Seller in accordance with the Deposit Escrow Agreement, such that immediately following such distribution, the Escrow Funds shall equal in the aggregate Five Million United States Dollars ($5,000,000); and (vi) as of the date twelve (12) months following the Closing Date (the “Escrow Termination Date”), any Escrow Funds (following any payments made against the Deposit pursuant to Section 10.7) (other than any amount of cash required to satisfy the maximum amount of the aggregate of any claims for indemnification for which written notice has been given to Seller in accordance with Section 10.4 and which as of such Escrow Termination Date have not been finally determined), including any income or interest accrued thereon but less any Escrow Costs and less any amounts then due and payable from the Escrow Funds to any Buyer Indemnified Party pursuant to Section 10.2(a), shall be distributed by the Escrow Agent to Seller in accordance with the Deposit Escrow Agreement. Pending distribution pursuant to this Section 2.3(a), the Deposit shall be held in trust pursuant to the Deposit Escrow Agreement and shall not be used except as permitted by the Deposit Escrow Agreement; provided, that Seller and Buyer may direct the Escrow Agent to invest the Deposit as set forth in the Deposit Escrow Agreement.

On the Closing Date or any time after the Closing Date but before the Escrow Termination Date, for purposes of securing any obligations of Seller under Section 2.4(c) and any indemnification obligations of Seller under this Agreement, Seller shall have the right and option, to be exercised at the election of Seller in its sole and absolute discretion, to deliver, or cause to be delivered, to the Escrow Agent one or more irrevocable standby letters of credit issued by a commercial bank or banks rated “AA” or higher (as modified from time to time, the “Letters of Credit”) in favor of the Escrow Agent with respect to all or a portion of the Escrow Funds then held by the Escrow Agent on the L/C Delivery Date (as defined below) (the amount of Escrow Funds with respect to which Seller elects to deliver or cause to be delivered Letters of Credit, the “Escrow Funds Replacement Amount,” and the total amount of Escrow Funds held by the Escrow Agent prior to any such replacement with Letters of Credit, the “Total Escrow Funds Amount”), in an aggregate initial principal amount (the “L/C Amount”) equal to the Escrow Funds Replacement Amount. In the event that Seller elects to exercise the right set forth in this paragraph, Seller shall deliver written notice to such effect to Buyer and the Escrow Agent within two (2) Business Days prior to the estimated date of delivery of the Letters of Credit (the “L/C Delivery Date”) in accordance with the terms hereof, which notice shall include the Escrow Funds Replacement Amount. Upon receiving such notice and the Letters of Credit:  (i) if the Escrow Funds Replacement Amount is equal to the Total Escrow Funds Amount, the Escrow Agent shall promptly liquidate all investments in the Escrow Fund and distribute all of the cash remaining in the Escrow Fund to Seller, as instructed by Seller; and (ii) if the Escrow Funds Replacement Amount is less than the Total Escrow Funds Amount, the Escrow Agent shall (x) promptly liquidate that portion of the investments and/or cash in the Escrow Fund in an amount equal to the Escrow Funds Replacement Amount and distribute the same, as instructed by Seller, and (y) continue to hold all of the investments and cash remaining in the Escrow Fund after such distribution pursuant to the first paragraph of this Section 2.3(a) and the terms of the Deposit Escrow Agreement such that, immediately following the distribution referred to in the immediately preceding clause (x), the L/C Amount plus the investments and cash remaining in the Escrow Fund total the Total Escrow Funds Amount. Any Letters of Credit shall have an expiry no earlier than the Escrow Termination Date and shall have drawing conditions and other terms, and be in a form, reasonably satisfactory to Buyer and consistent with the terms hereof. If, pursuant to this paragraph and the Deposit Escrow Agreement, Seller elects to (and does) deliver one or more Letters of Credit, for all purposes under this Agreement, the term “Escrow Fund” shall include the amounts available under the Letters of Credit, and in such case the Escrow Agent shall make each distribution to be paid to Buyer in accordance with this Agreement (i) first, by distributing any cash or liquidating any investments held in the Escrow Funds to permit the making of such distribution, and (ii) then, if the aggregate amount of such cash and investments is not sufficient to make such distribution, by drawing against the Letters of Credit, on a pro rata basis in accordance with the respective principal amount of each Letter of Credit.

(b)           Seller and Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the purchase and sale contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement and the Deposit Escrow Agreement; provided, that such escrow instructions are consistent with the terms of this Agreement and the Deposit Escrow Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.3(b).

Section 2.4             Post-Closing Adjustment to Purchase Price

(a)           As soon as reasonably practical following (but not more than thirty (30) days after) the Closing Date, Buyer shall prepare (and shall consult with Seller in preparing) an unaudited consolidated balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will reflect the Adjustments and, except for the Adjustments, will be prepared in accordance with GAAP and on a basis consistent with the unaudited Financial Information. The Closing Balance Sheet will set forth (i) the actual amount of Working Capital of the Business as of the Closing Date (the “Closing Date Working Capital”) and (ii) the actual amount of Cash On Hand of the Business as of the Closing Date (the “Closing Date Cash On Hand”).

(b)           The Closing Balance Sheet, including the Closing Date Working Capital, shall become final and binding upon the parties unless within sixty (60) days following the Closing Date, Seller and Buyer have been unable to agree on a final Closing Balance Sheet, including the Closing Date Working Capital, in which case Seller and Buyer shall negotiate in good faith to resolve any differences for an additional thirty (30) days. If by the end of the additional thirty (30) day period such differences have not been resolved, they shall be resolved by the Chicago, Illinois office of an accounting firm mutually acceptable to Seller and Buyer, and such firm’s opinion thereon and the resulting Closing Balance Sheet, including the Closing Date Working Capital, shall be final, binding and not subject to any appeal. The fees and expenses of such accounting firm in connection with any such resolution shall be paid one-half (½) by Seller and one-half (½) by Buyer.

(c)           Within ten (10) days following the final determination (such date of final determination, the “Final Determination Date”) of the Closing Balance Sheet and the Closing Date Working Capital, a final adjustment to the Total Consideration (the “Final Purchase Price Adjustment”) shall be made and paid as follows (it being agreed that any amounts payable pursuant to Section 2.4(c)(i) and (ii) may, if applicable, be offset against each other):

(i)            (x) if the Closing Date Working Capital is less than the Estimated Working Capital, then Seller shall promptly pay, or cause to be paid to Buyer, in cash, an amount equal to the amount of such difference; provided, however, that Buyer shall, to the extent that any Escrow Funds remain available, have the right, at its option, first be paid by the Escrow Agent from the Escrow Funds pursuant to Section 2.3(a) hereof and in accordance with the Deposit Escrow Agreement; and (y) if the Closing Date Working Capital is greater than the Estimated Working Capital, then Buyer shall promptly pay, or cause to be paid to Seller, in cash, an amount equal to the amount of such difference; and

(ii)           (x) if the Closing Date Cash On Hand is less than the Estimated Cash On Hand, then Seller shall promptly pay, or cause to be paid to Buyer, in cash, an amount equal to the amount of such difference; provided, however, that Buyer shall, to the extent that any Escrow Funds remain available, have the right, at its option, first be paid by the Escrow Agent from the Escrow Funds pursuant to Section 2.3(a) hereof and in accordance with the Deposit Escrow Agreement; and (y) if the Closing Date Cash On Hand is greater than the Estimated Cash On Hand, then Buyer shall promptly pay, or cause to be paid to Seller, in cash, an amount equal to the amount of such difference.

(d)           As used herein, (i) the term “Working Capital” means the calculation, using the same methodology set forth on the Reference Balance Sheet, of the Purchased Current Assets minus the Assumed Current Liabilities, (ii) the term “Cash On Hand” means all cash, cash equivalents or similar cash items of Seller held at the Property as of the Closing, including without limitation, cash contained in the cage, TITO (Ticket-In, Ticket-Out) exchange devices, slot booths, count rooms and drop boxes at the Property, and (iii) the term “Minimum Cash On Hand” means Two Million United States Dollars ($2,000,000).

(e)           Any and all payments required to be made pursuant to this Section 2.4 shall be made by wire transfer or otherwise in immediately available funds in accordance with instructions delivered by the applicable payee to the applicable payor prior to the time such payment is required to be made.

(f)            Nothing in this Section 2.4 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder for any misrepresentation or breach of warranty hereunder, but neither Buyer nor Seller shall have any right to dispute the Closing Balance Sheet, the Closing Date Working Capital or the Closing Date Cash on Hand, or any portion thereof once it has been finally determined in accordance with Section 2.4(b).

Section 2.5             Allocation of Total Consideration.  The Total Consideration shall be allocated among the Purchased Assets as shall be mutually agreed upon between the Buyer and Seller prior to the Closing (the “Allocation”) (and each party agrees not to unreasonably withhold or delay its agreement thereto); provided, that no more than One Million United States Dollars ($1,000,000) of the Total Consideration shall be allocated to the covenant not to compete set forth in Section 7.20 hereof. If (i) the Internal Revenue Service determines to contest the amount allocated pursuant to the Allocation to the covenant not to complete, then, the defense shall be jointly controlled by Buyer and Seller (with each party bearing its own expenses) and such contest shall not be pursued beyond an administrative appeal proceeding within the Internal Revenue Service; and (ii) upon final settlement of such contest, Seller is required to allocate more than One Million United States Dollars ($1,000,000) of the Total Consideration to the covenant not to compete set forth in Section 7.20 hereof, then Buyer shall pay Seller an amount equal to twenty percent (20%) of the excess of the amount of such allocation over One Million United States Dollars ($1,000,000). The Allocation shall be subject to modification as agreed to by Buyer and Seller to reflect the Final Purchase Price Adjustment or any other adjustment to the Total Consideration pursuant to this Agreement, and to the extent traceable to a particular Purchased Asset, as agreed to by Buyer and Seller, shall be allocated to, and thereby increase or decrease as the case may be, the purchase price of such Purchased Asset. To the extent that a component of the Final Purchase Price Adjustment or any other adjustment to the Total Consideration pursuant to this Agreement cannot be traced to a particular Purchased Asset, such component shall be apportioned among the Purchased Assets as agreed to by Buyer and Seller. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement (including, without limitation, the filing of Internal Revenue Service Form 8594) in accordance with the Allocation, and that no party will take a position inconsistent with the Allocation unless otherwise required by applicable Law.

Section 2.6             Parent Guarantee.  Parent Guarantor hereby guarantees, absolutely and unconditionally, the timely and complete performance by Buyer of the obligations of Buyer, and the payment by Buyer of the amounts required to be paid by Buyer, in each case as provided for in this Agreement and hereby agrees to pay any and all reasonable expenses (including reasonable attorneys’ fees and disbursements) which may be paid or incurred by Seller in enforcing any rights with respect to, or collecting against, Parent Guarantor or Buyer. Parent Guarantor agrees that the guarantee in this Section 2.6 constitutes a guarantee of payment and not of collection, and Seller shall not be obligated to initiate, pursue or exhaust any form of recourse or obtain any judgment against Buyer or others or to realize upon or exhaust any collateral security held by or available to Seller before being entitled to payment from Parent Guarantor. The liability of Parent Guarantor shall not be limited, diminished or affected by (i) any failure by Seller to file or enforce any claim against Buyer or others (in administration, bankruptcy or otherwise), or (ii) any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor. Parent Guarantor waives diligence, presentment, protest, notice of dishonor or protest or default, demand for payment upon Buyer or the undersigned, notice of acceptance, and all other notices and demands whatsoever. The guarantee set forth in this Section 2.6 is a continuing guarantee, and it will not be discharged until, and will remain in full force and effect until, performance or payment in full of all actions and other obligations of Buyer provided in this Agreement or, if earlier, termination of this Agreement in accordance with ARTICLE IX. To the extent this Agreement requires the Buyer to act (or refrain from acting) in connection with any Federal income tax matter as to which the Buyer is a disregarded entity, Parent Guarantor guarantees that it shall instead act (or refrain from acting) in accordance with the Buyer’s obligations hereunder.

ARTICLE III

PRORATIONS AND ADJUSTMENTS

Section 3.1             Adjustments.  Notwithstanding any provision in ARTICLE II, in preparing the Preliminary Closing Balance Sheet and the Closing Balance Sheet and in making the calculations of Estimated Working Capital and Closing Date Working Capital, the following provisions shall be observed.

(a)           Seller shall be liable for the portion of the Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date, which shall be in the case of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

(b)           Utility (which shall include water, gas, electric, sewer, fuel and the like) meters will be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time paid by Seller and charges thereafter paid by Buyer. Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time.

(c)           All income and expenses pursuant to the Assumed Contracts will be prorated between Buyer and Seller as of the Closing Date on the Preliminary Closing Balance Sheet and the Closing Date Balance Sheet. Seller shall receive a credit on the Preliminary Closing Balance Sheet for (a) the amount of any prepaid rents or other amounts related to periods from and after the Closing Date and (b) security deposits, or other deposits previously paid by Seller under the Assumed Contracts, less any such amounts paid to and collected by Seller under its Assumed Contracts. Any amounts received by Buyer under its Assumed Contracts related to any period prior to the Closing Date shall be promptly paid to Seller. Any amounts received by Seller under the Assumed Contracts related to any period after the Closing Date shall be promptly paid to Buyer.

Section 3.2             Accounts Receivable.  The collection of all Accounts Receivable of Seller accruing prior to the Transfer Time shall be the responsibility of Seller, except that following the Closing, the collection of Accounts Receivable that are Purchased Current Assets shall be the responsibility of Buyer, in each case subject to the obligations of the parties set forth in Section 7.10 hereof.

Section 3.3             Accounts Payable.  The payment of all accounts payable of Seller and all other Excluded Current Liabilities shall be the responsibility of Seller, as further set forth in Section 7.10 hereof.

ARTICLE IV

CLOSING

Section 4.1             Closing.  Unless this Agreement is earlier terminated pursuant to ARTICLE IX hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets (the “Closing”), shall take place on the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in ARTICLE VIII hereof (other than those conditions to be satisfied or waived at the Closing), at 9:00 a.m., New York time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time and place are agreed to by the parties (the “Closing Date”).

Section 4.2             Deliveries at Closing.  The following documents will be executed and delivered, as applicable, by Buyer or Seller at or prior to the Closing:

(a)           Warranty Deed. Seller shall execute and deliver to Buyer a duly executed and acknowledged Warranty Deed in the form attached as Exhibit B, which form may be modified to the extent required by local Law, conveying to Buyer the Land.

(b)           Bill of Sale and Assignment. Seller shall execute and deliver to Buyer, and Buyer shall execute an acceptance of, a Bill of Sale and Assignment in the form attached as Exhibit C, which form may be modified to the extent required by local Law, conveying to Buyer the Purchased Assets.

(c)           Assumed Contracts; Assumed Liabilities. Buyer and Seller shall execute and deliver an Assignment and Assumption of Assumed Contracts and Assumed Liabilities in the form attached as Exhibit D, which form may be modified to the extent required by local Law, to transfer the Assumed Liabilities, Assumed Contracts and Assumed Software to Buyer, and Buyer and Seller each agrees to execute and deliver such other assumption agreements or other documents reasonably required by any Person (and reasonably acceptable to Buyer) to effectuate the assumption of the Assumed Liabilities and the Purchased Assets.

(d)           Purchase Price. Buyer shall deliver or cause to be delivered to Seller cash in the amount of the Purchase Price (against which the amount of the Deposit shall be credited) pursuant to Section 2.2 hereof.

(e)           Closing Escrow Agreement. If either Buyer or Seller so requests, Buyer, Seller and the Escrow Agent shall execute and deliver, not later than two (2) Business Days prior to the Closing, a closing escrow agreement (in form and substance reasonably acceptable to Buyer, Seller and the Escrow Agent), providing for the appointment and responsibilities of such escrow agent with respect to implementation of the Closing.

(f)            Buyer Certificates. Buyer shall deliver to Seller the certificates required by Section 8.3(a) and (b) hereof.

(g)           Seller Certificates. Seller shall deliver to Buyer the certificates required by Section 8.2(a) and (b) hereof.

(h)           Customer Database. Seller shall deliver to Buyer the Customer Database, which shall be in the format and contain the information set forth on Section 4.2(h) of the Seller Disclosure Letter, together with all of the other information required to be surrendered and delivered to Buyer pursuant to Section 7.17.

(i)            Non-Foreign Affidavit. Seller (or the appropriate Affiliate of Seller if Seller is a disregarded entity for tax purposes) shall execute and deliver a Non-Foreign Affidavit in the form attached as Exhibit E.

(j)            Transfer of Inventoried Vehicles. Buyer and Seller shall confirm the transfer of Inventoried Vehicles by executing and delivering a Confirmation of Transfer of Inventoried

Vehicles in the form attached as Exhibit F, which form may be modified to the extent required by local Law.

(k)           Vehicle Titles. Seller shall execute and deliver to Buyer certificates of title, endorsed for transfer to Buyer, for its Passenger/Delivery Vehicles along with a Bill of Sale — Passenger/Delivery Vehicles therefor in the form attached as Exhibit G, which form may be modified to the extent required by local Law.

(l)            Assignment of Lease. Seller and Buyer shall each execute and deliver an Assignment of Leases with respect to the Leases in the form attached hereto as Exhibit I, which form may be modified to the extent required by local Law.

(m)          Consents. Seller shall deliver to Buyer all executed consents and approvals (in form and substance reasonably acceptable to Buyer) listed on Section 4.2(m) of the Seller Disclosure Letter (the “Required Consents”), including, without limitation, the Ground Lease Estoppel and Consent Certificate.

(n)           Gift Certificates. Seller shall deliver to Buyer a schedule (which may be in electronic form) of all outstanding gift certificates, the Liability therefor which is to be transferred to Buyer.

(o)           Owner’s Affidavit. Seller shall execute and deliver to the Title Insurer such proof of authority, organizational documents and owner’s affidavits as reasonably required by the Title Insurer, and in a form reasonably acceptable to Seller, as necessary to issue the Owner’s Title Policy (including causing the deletion of the standard pre-printed exceptions).

(p)           Survey and Title Policy. Seller shall deliver (or cause to be delivered) to Buyer the updated and recertified Survey and the Owner’s Title Policy.

(q)           Access. Seller shall deliver to Buyer all keys, security cards, security codes, remote devices, and all other items required for access to all parts of the Property.

(r)            Other Documents. Each party shall deliver any other documents, instruments or agreements which are reasonably requested by the other party, the Title Insurer or the Escrow Agent that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer with respect to the Purchased Assets and the Assumed Liabilities, except as set forth herein and in the referenced section of the Disclosure Letter delivered by Seller to Buyer on the date of this Agreement (the “Seller Disclosure Letter”), as follows:

Section 5.1             Organization of Seller.  Seller is duly organized and validly existing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Property Material Adverse Effect. Seller does not have any Subsidiaries.

Section 5.2             Authority; No Conflict; Required Filings and Consents.

(a)           Seller has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby. The execution and delivery of this Agreement and the other agreements contemplated hereby by Seller and the consummation by it of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Seller and its members. Each of this Agreement and the other agreements contemplated hereby have been, or will be prior to Closing, as applicable, duly executed and delivered by Seller, and assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute prior to Closing, as applicable, the valid and binding obligation of the other parties hereto, constitute, or will constitute prior to Closing, as applicable, the valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)           The execution and delivery of this Agreement and the other agreements contemplated hereby by Seller do not, and the consummation by Seller of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any bond, mortgage, indenture, Assumed Contract, Lease, or other Contract or obligation to which Seller is a party or by which Seller may be bound, (iii) subject to the governmental filings and other matters referred to in Section 5.2(c) hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any permit, concession, franchise, license, judgment, or Law applicable to Seller or (iv) result in the imposition or creation of any Lien upon or with respect to the Property other than a Permitted Encumbrance, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which (x) would not, individually or in the aggregate, have a Property Material Adverse Effect or (y) would not prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Seller of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, Gaming Authority or other governmental authority or instrumentality (“Governmental Entity”) or any other person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by Seller or the consummation by Seller of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) the filing of the notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (ii) any approvals or filing of notices required under the Gaming Laws, (iii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Buyer or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, have a Property Material Adverse Effect or prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Seller of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 5.3             Financial Statements.  Section 5.3 of the Seller Disclosure Letter contains a true and complete copy of (i) the audited balance sheets, statements of income, cash flow statements and all other financial information relating to the Property and the Business for the twelve (12) month periods ending December 31, 2004 and December 31, 2005, and (ii) the unaudited balance sheet, statement of income, cash flow statement and all other financial information relating to the Property and the Business for each of the monthly periods ended in January 2006 through September 2006 ((i) and (ii), collectively, the “Financial Information”). Except as noted therein and except, with respect to the unaudited Financial Information, for normal period-end adjustments and the lack of footnotes, the Financial Information was prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented in all material respects the consolidated financial position of the Business as of such date and for such period. Notwithstanding the foregoing, Buyer acknowledges that such Financial Information was prepared by Seller or its Affiliates for internal purposes, reflects allocation of some but not necessarily all costs incurred by Affiliates of Seller for its benefit, and that no representation or warranty is made that Buyer will be able to operate the Property or the Business for the costs reflected in the Financial Information.

Section 5.4             No Undisclosed Liabilities.  Except for (i) Liabilities reflected or reserved against in the Financial Information, and (ii) Excluded Liabilities, Seller has no material Liabilities with respect to the Property or the Business.

Section 5.5             Real Property.

(a)           Section 5.5(a) of the Seller Disclosure Letter contains a complete and accurate list of all real property leased by Seller (the “Leased Property”).

(b)           Section 5.5(b) of the Seller Disclosure Letter contains a complete and accurate list of all real property and associated water rights (the “Water Rights”) owned by Seller

(collectively, the “Land”). Seller does not license, or otherwise use or occupy, any real property other than the Leased Property and the Land.

(c)           Seller has a valid leasehold interest in the Leased Property.

(d)           Seller has a valid fee simple interest in the Land, subject to the Permitted Encumbrances.

(e)           The Water Rights are valid and in good standing in their entirety and no part of the Water Rights has been forfeited or abandoned.

(f)            True and correct copies of the Leases (together with all guarantees, amendments and modification thereof, the “Lease Documents”) have been delivered to Buyer. The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, for the use and occupancy of the Leased Property. Neither Seller, nor to the Knowledge of Seller, any landlord or other party, is in default under the Lease Documents.

(g)           To the Knowledge of Seller, (i) neither the Land nor the Leased Property is in violation of any applicable Laws, except for such violations which, individually or in the aggregate, would not adversely affect in any material respect Seller’s current use of the Land and the Leased Property; (ii) there are no material defects in the physical condition of the Land or the Leased Property and the Improvements are free from structural defects, with all building systems being in good working order and condition, ordinary wear and tear excepted, with no capital improvements or material repairs currently necessary or contemplated; (iii) the Improvements have not suffered any damage by fire or other casualty loss or destruction that has not been repaired and restored to its condition prior to such casualty; (iv) the Improvements are in good condition and repair and are adequate for the use, occupancy and operation of the Property and the Business; and (v) no brokerage commissions or finder’s fees are owed with respect to the Land, the Leased Property or the Business.

(h)           Seller has not received written notice of, nor does Seller have any Knowledge of, any Legal Proceeding pending (or, to the Knowledge of Seller, threatened) relating to the Land or the Leased Property or the interests of Seller therein, which would be reasonably likely to interfere in any material respects with the use, occupancy, ownership, improvement, development and/or operation of the Land or the Leased Property or the interests of Seller therein.

(i)            With the exception of the Lease Documents themselves and all matters of record that are disclosed by the Title Commitment, there are no Contracts or other Liabilities outstanding relative to the material encumbrance, lease, sublease or transfer of the Land or the Leased Property and there are no Persons in possession or claiming possession or the right to use the Land or the Leased Property. Seller has received no written notice that either the whole or any part of the Land or the Leased Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and Seller does not have any Knowledge that such condemnation or other taking is threatened or contemplated. Seller has not entered into any agreement in lieu of condemnation therefor.

(j)            To the Knowledge of Seller, the Property is free of Encumbrances that would materially impair the use of the Property for the purposes for which it is held by Seller or the financeability of the Property.

Section 5.6             Intellectual Property.

(a)           Section 5.6(a) of the Seller Disclosure Letter lists all (i) trademark and service mark registrations and applications and web domain URLs that are included in the Transferred Intellectual Property and (ii) trademark, service mark and trade name license agreements which are included in the Transferred Intellectual Property. To Seller’s Knowledge, Seller owns or possesses adequate and enforceable rights to use the Transferred Intellectual Property as set forth on Section 5.6(a) of the Seller Disclosure Letter.

(b)           The conduct of the Business as currently conducted does not, and, to the Knowledge of Seller, immediately following the Closing, will not, infringe, misappropriate, or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past six (6) years against Seller or, to the Knowledge of Seller, any other Person.

(c)           To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by Seller in the conduct of the Business, and no such claims have been asserted or threatened against any Person by Seller or, to the Knowledge of Seller, by any other Person, in the past three (3) years.

(d)           Seller has at all times complied in all material respects with all applicable Laws, contractual obligations, and its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Seller in the conduct of the Business (the foregoing, collectively “Privacy Obligations”). No claims have been asserted to Seller in writing or to Seller’s Knowledge threatened against Seller alleging a violation of any Privacy Obligations. Seller takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 5.7             Agreements, Contracts and Commitments.  True and correct copies of the Assumed Contracts (other than purchase orders entered into in the Ordinary Course of Business) have been made available to Buyer and a list of such Assumed Contracts is included in Section 1.1(d) of the Seller Disclosure Letter and (i) each Material Assumed Contract is valid and binding upon Seller (and, to Seller’s Knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no material breach or material violation of or default by Seller under any of the Assumed Contracts, whether or not such breach, violation or default has been waived, (iii) to Seller’s Knowledge there is no material breach or material violation of or default by any other Person under any of the Assumed Contracts, and (iv) no event has occurred with respect to Seller, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any of the Material Assumed Contracts. Section 5.7 of the Seller Disclosure Letter sets forth, to Seller’s Knowledge, as of the date hereof, any breach or violation of or default by Seller or any other Person under any of the Assumed Contracts, whether or not such breach, violation or default has been waived. Prior to the Closing, Seller shall update Section 5.7 of the Seller Disclosure Letter so that it sets forth, to Seller’s Knowledge, as of the Closing Date, any breach or violation of or default by Seller or any other Person under any of the Assumed Contracts, whether or not such breach, violation or default has been waived.

Section 5.8             Litigation; Orders.

(a)           Except as set forth in Section 5.8 of the Seller Disclosure Letter, there are no pending Legal Proceedings that are material, individually or in the aggregate, that have been commenced by or against Seller or that otherwise relate to or may adversely affect the Business or any of the Purchased Assets. To the Knowledge of Seller, (i) no such Legal Proceeding has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There are no Orders that are material, individually or in the aggregate, to which Seller, the Business or any of the Purchased Assets is subject, and Seller is not subject to any such Order that relates to the Business or any of the Purchased Assets. To the Knowledge of Seller, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Order to which Seller, the Business or any of the Purchased Assets is subject.

Section 5.9             Environmental Matters.  Except as specifically set forth in Section 5.9 of the Seller Disclosure Letter:

(a)           With respect to the Property and the Business, Seller, the Property and the Business have complied with and are currently in material compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by Seller of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the material terms and conditions thereof, and assurance that all existing site conditions (including any on-site wells) are in material compliance with applicable requirements for operation or closure, as appropriate, and that any such wells requiring closure have been closed in material compliance with all applicable requirements.

(b)           Seller has not received any Order, citation, directive, inquiry, notice, summons, warning or other communication from (i) any Governmental Entity, Person, employee or private citizen, or (ii) the current or prior owner or operator of any portion of the Property, of any alleged, actual or potential violation of or failure to comply with any Environmental Law, of any alleged, actual or potential Environmental Condition, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liability with respect to any portion of the Property or the Business.

(c)           There are no pending or, to the Knowledge of Seller, threatened, claims, Legal Proceedings, Encumbrances, or other restrictions of any nature, resulting from any Environmental Condition or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Property or the Business.

(d)           To Seller’s Knowledge, none of the following exists at, on, in or under any portion of the Property or related to the Business:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, dumps, or disposal areas. Other than in material compliance with Environmental Laws, Seller has not permitted or conducted, nor is Seller aware of, any Hazardous Activity conducted with respect to the Property or relating to the Business.

(e)           To the Knowledge of Seller, in connection with the Business, there has been no Release, or threat of Release, of any Hazardous Substances at or from the Property or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Property or the Business. To the Knowledge of Seller, Seller has not in connection with the Business treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any Hazardous Substance in a manner that has given or would give rise to an Environmental Liability.

(f)            Seller has delivered to Buyer (to the extent in the possession of or reasonably available to Seller) true and complete copies of all environmental assessments and results of any reports, studies, analyses, tests, or monitoring possessed, received or initiated by Seller (or otherwise in the possession of or reasonably available to Seller) pertaining to Hazardous Substances, Releases, Environmental Conditions or Hazardous Activities in, on, or under the Property or relating to the Business, or concerning compliance by Seller or the Business, with any Environmental Laws.

(g)           Seller is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 5.10           Permits; Compliance with Laws.

(a)           Seller and, to Seller’s Knowledge, each of its managers, members, officers and Persons required to be licensed under applicable Laws to perform such Person’s function with Seller (collectively, “Licensed Parties”), hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws), necessary to conduct the business and operations conducted at the Property and in connection with the Business, each of which is in full force and effect in all material respects (the “Seller Permits”) and, to Seller’s Knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect. Seller, and to Seller’s Knowledge, each of its Licensed Parties, in each case whose position is related to the Property, are in compliance in all material respects with the terms of the Seller Permits. The operations conducted by Seller at the Property and in connection with the Business are not being conducted and have not been conducted in material violation of any applicable Law of any Governmental Entity (including, without limitation, any Gaming Laws). Seller has not received a written notice of any material investigation or review by any Governmental Entity with respect to Seller or the

Property that is pending, and, to Seller’s Knowledge, no material investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same.

(b)           Neither Seller nor, to Seller’s Knowledge, any of its Licensed Parties, in each case whose position is related to the Property or the Business, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under or relating to any violation or possible violation of any Gaming Laws related to actions or inactions at the Property which did or would be reasonably likely to result in fines or penalties equal to or greater than Twenty Five Thousand United States Dollars ($25,000). To Seller’s Knowledge, there are no facts, which if known to the Gaming Authorities will or would be reasonably likely to result in the revocation, limitation or suspension of any Gaming Approval.

(c)           Neither Seller nor, to Seller’s Knowledge, any of its Licensed Parties, has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other Person, in the United States or any other country, in any manner related to the Business, which would be illegal under any applicable Law.

(d)           All gaming machines used on the Property or in connection with the Business have been approved by the appropriate Gaming Authorities with jurisdiction thereon and are owned by Seller or are subject to the Allocation Agreement and Memorandum of Understanding between Seller and Ruidoso Downs dated as of January 27, 2005, as amended (the “Existing Allocation Agreement”), which Existing Allocation Agreement has been approved by the New Mexico Gaming Control Board. The Existing Allocation Agreement is valid and binding upon Seller (and, to Seller’s Knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (ii) there is no breach or violation of or default by Seller under the Existing Allocation Agreement, whether or not such breach, violation or default has been waived, (iii) to Seller’s Knowledge, there is no breach or violation of or default by any other Person under the Existing Allocation Agreement, and (iv) no event has occurred with respect to Seller, which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, the Existing Allocation Agreement.

Section 5.11           Labor Matters.

(a)           Seller has provided to Buyer a list (which list is set forth in Section 5.11(a) of the Seller Disclosure Letter) setting forth, as of October 27, 2006, the following information for each of the Employees:  name, job title (or positions held), date of hire, the current annual base salary (or hourly rate) and most recent bonus paid.

(b)           To its Knowledge, Seller has good labor relations with employees employed by it. Seller and its employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act. Seller is neither party to, nor bound by (and none of its respective properties or assets is bound by or subject to), any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the Employees and are enforceable against Seller. No Employees are represented by any labor union, labor organization, trade union or works council with respect to their employment with Seller.

(c)           No labor union, labor organization, trade union, works council, or group of employees of Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to Seller’s Knowledge threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Seller, there are no labor union organizing activities with respect to any of the Employees. There are no actual or, to the Knowledge of Seller, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Seller, nor has there been any of the foregoing during the 5-year period before the date of this Agreement.

(d)           All personnel policies, rules and procedures applicable to the Employees are in writing. There are no written personnel manuals, handbooks, policies, rules or procedures applicable to any of the Employees, other than those set forth in Section 5.11(d) of the Seller Disclosure Letter, true and complete copies of which have heretofore been provided to Buyer.

(e)           Seller is and has been in material compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Seller is not delinquent in accordance with Seller’s payment policies in payments to any Employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Seller is not a party to, or otherwise bound by, any Order solely binding against Seller and/or its Affiliates relating to Employees or employment practices.

(f)            Section 5.11(f) of the Seller Disclosure Letter contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Seller during the 90-day period prior to the date of this Agreement. Section 5.11(f) of the Seller Disclosure Letter shall be updated immediately prior to the Closing Date with respect to the 90-day period prior to the Closing Date.

(g)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which Seller is a party and/or is bound by and/or that pertains to any of the Employees.

Section 5.12           Employee Benefits.

(a)           Section 5.12 of the Seller Disclosure Letter sets forth an accurate and complete list of all bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured, whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, written or unwritten) for the benefit of any current or former employees, directors or consultants of Seller at the Property, as of the date of this Agreement (all of the foregoing plans, programs, arrangements, commitments, practices and Contracts referred to above are referred to, the “Seller Benefit Plans”).

(b)           True and complete copies of the Seller Benefit Plans (which shall include all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Seller Benefit Plans), have been made available by Seller to Buyer.

(c)           At no time has Seller or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA ever maintained, established, sponsored, participated in or contributed to any plan that is subject to Title IV of ERISA.

(d)           At no time has Seller or any ERISA Affiliate ever contributed to or been requested to contribute to any “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA or a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(e)           Except for the continuation coverage requirements of COBRA or death benefits or retirement benefits under any “employee pension plan” as that term is defined in Section 3(2) of ERISA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Seller Benefit Plans.

(f)            Each of the Seller Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. Each such Seller Benefit Plan is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401(a) of the Code, to the extent provided in Revenue Procedure 2005-16, or has received a favorable determination letter from the IRS. No event has occurred which would affect such qualified status.

(g)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of Seller to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director. No amounts payable under any of the Seller Benefit Plans or any other contract, agreement or arrangement with respect to which Seller may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h)           There are no pending or, to Seller’s knowledge, threatened or anticipated claims by or on behalf of any Seller Benefit Plan, by any employee or beneficiary under any such Seller Benefit Plan or otherwise involving any such Seller Benefit Plan (other than routine claims for benefits).

(i)            Each of the Seller Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

(j)            Neither Seller nor any ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state law applicable to its employees.

Section 5.13           Brokers.  Neither Seller nor any of its Representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify, defend and hold Buyer free and harmless from and against any and all loss, liability, cost, damage and expense, including without limitation, reasonable attorneys’ fees, in connection with any and all fees, commissions and finder fees claimed in connection with this transaction. The provisions of this Section 5.13 shall survive the Closing or earlier termination of this Agreement.

Section 5.14           Insurance.  The insurance policies maintained by Seller or its Affiliates in respect of the Property insure against risks and liabilities customary in Seller’s industry. Neither Seller nor its Affiliates is in material breach of any such policies and all such policies are in full force and effect.

Section 5.15           Personal Property.  Except for Permitted Encumbrances, Seller has good and valid title to, or an adequate leasehold interest in, or other legal right to, all material tangible personal property necessary to conduct its business as presently conducted, excluding the Excluded Personal Property. Notwithstanding anything contained in this Section 5.15, the representations contained herein do not concern Land, Leased Property or Intellectual Property, which are the subject of the representations in Section 5.5 and Section 5.6 hereof, respectively.

Section 5.16           Sufficiency of Assets.  The Purchased Assets constitute all of the tangible and intangible assets related to the Property and the Business that are reasonably necessary to operate the Property and the Business immediately following Closing in substantially the same manner the Property and the Businesses are currently being operated. None of Seller’s Affiliates or Representatives own, lease or license any assets used in the operation of the Business, or employ any Persons that work at the Property or in the Business, except as set forth in Section 5.16 of the Seller Disclosure Letter.

Section 5.17           Computer Software.  Section 5.17 of the Seller Disclosure Letter sets forth a true and correct list of all material computer software used at the Property or relating to the Business (“Assumed Software”).

Section 5.18           Taxes.

(a)           Seller has timely filed all material Tax Returns required to be filed by Seller, and such Tax Returns are true, correct, and complete in all material respects.

(b)           All Taxes for which Seller is or may be liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with GAAP for the payment of all such Taxes as of the Reference Date has been established on the Reference Balance Sheet.  All liabilities for Taxes attributable to the period commencing on the date following the date of the Reference Balance Sheet were incurred in the Ordinary Course of Business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c)           No Federal, state, local or foreign audits are presently pending with regard to any Taxes or Tax Returns of Seller and no such audit has been threatened in writing.

(d)           There are no Encumbrances for Taxes on the property or assets of Seller other than Permitted Encumbrances.

Section 5.19           Customer Information.  There is no Customer Information relating to the Business that is (x) kept, maintained or stored other than by Seller or (y) not deliverable to Buyer pursuant to the terms of this Agreement, including without limitation pursuant to Section 7.17 and Section 4.2(h) hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT GUARANTOR

Buyer and Parent Guarantor each jointly and severally represent and warrant to Seller, except as set forth herein, as follows:

Section 6.1             Organization.  Each of Parent Guarantor and Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or limited liability company power and authority, as applicable to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby to which it is a party.

Section 6.2             Authority; No Conflict; Required Filings and Consents.

(a)           Parent Guarantor and Buyer have all requisite corporate or limited liability company power and authority, as applicable, to enter into this Agreement and the other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby to which it is a party.  The execution and delivery by Parent Guarantor and Buyer of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation by Parent Guarantor and Buyer of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby to which it is a party have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent Guarantor and Buyer.  This Agreement and the other agreements contemplated hereby to which Parent Guarantor or Buyer is a party have been, or will be at Closing, as applicable, duly executed and delivered by Parent Guarantor or Buyer, respectively, and constitute, or will constitute at Closing, as applicable, the valid and binding obligation of Parent Guarantor or Buyer, respectively, enforceable against Parent Guarantor or Buyer, respectively, in accordance with their terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)           The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby to which Parent Guarantor or Buyer is a party do not, and the consummation by Buyer of the transactions to which it is a party that are contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent Guarantor or Buyer, respectively, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, or other material Contract or obligation to which Parent Guarantor or Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 6.2(c) hereof, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any material respect, any material permit, concession, franchise, license, judgment, or Law applicable to Parent Guarantor or Buyer or any of its properties or assets, except, in the case of clauses (ii) and (iii), for any such contraventions, conflicts, breaches, violations, terminations or defaults, or failure to obtain such consents or waivers, or revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Parent Guarantor or Buyer of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, of or with respect to Parent Guarantor or Buyer in connection with the execution and delivery by Parent Guarantor or Buyer of this Agreement or the other agreements contemplated hereby to which Parent Guarantor or Buyer is a party or the consummation by Parent Guarantor or Buyer of the transactions contemplated hereby or by the other agreements contemplated hereby to which Parent Guarantor or Buyer is a party, except for (i) the filing of the notification report under the HSR Act, (ii) any approvals or filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iv) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (v) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Parent Guarantor or Buyer of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

Section 6.3             Brokers.  None of Parent Guarantor, Buyer nor any of their respective Representatives has employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 6.4             Financing.  Parent Guarantor has available on the date hereof, and Parent Guarantor and Buyer will have available on the Closing Date, sufficient funds to enable Parent Guarantor or Buyer to pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement.

Section 6.5             Licensability.  Each of Parent Guarantor and Buyer is in good standing in each of the jurisdictions in which it owns or operates gaming facilities.

Section 6.6             Litigation.  As of the date hereof, there are no actions, claims, suits or proceedings pending, and neither Parent Guarantor nor Buyer has received notice of any action, claim, suit or proceeding threatened, in each case against Parent Guarantor or Buyer before any Governmental Entity, which, if determined adversely, would, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Parent Guarantor or Buyer of the transactions contemplated by this Agreement or the other agreements contemplated hereby to which it is a party.

ARTICLE VII

COVENANTS

Section 7.1             Conduct of Business of Seller.

(a)           During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, subject to the limitations set forth below, Seller shall (except to the extent that Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld or delayed), carry on its business in the Ordinary Course of Business, maintain the Purchased Assets in good working order and condition and in a state of repair consistent with the Ordinary Course of Business and the state of repair and condition on the date hereof, ordinary wear and tear excepted, comply with all applicable Laws and Seller Permits in all material respects, pay its Liabilities and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as disclosed on Section 7.1 of the Seller Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, without the written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller agrees that it shall not:

(i)            sell, pledge, lease, license, dispose of, abandon, grant, encumber or otherwise authorize or permit the sale, pledge, disposition, grant or Encumbrance of the Purchased Assets except for (1) sales of current assets in the Ordinary Course of Business in connection with operation of the Property, or (2) sales of equipment and other non-current assets in the Ordinary Course of Business in connection with operation of the Property in an amount not to exceed, individually or in the aggregate, the amounts set forth on Section 7.1(a)(i)(2) of the Seller Disclosure Letter;

(ii)           incur any Liabilities, except in the Ordinary Course of Business;

(iii)          materially violate, materially modify, materially amend or terminate the Existing Ground Lease (other than as set forth in Section 7.21), the Amended Ground Lease or any of the Assumed Contracts or waive, release or assign any material rights or claims, except in the Ordinary Course of Business or as required by applicable Law;

(iv)          cause or permit the Purchased Assets to be subjected to, or permit to exist on the Purchased Assets, any Lien or Encumbrance, other than Permitted Encumbrances;

(v)           fail to maintain the existing insurance coverage of all types relating to the Purchased Assets (however, in the event that any such coverage shall be terminated or lapse, Seller may procure substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

(vi)          award or increase any bonuses, salaries or other compensation, except in the Ordinary Course of Business, to any Employee that is not an officer of Seller, or enter into any employment, severance, or similar Contract with any Employee that is not an officer of Seller;

(vii)         make any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to an employee benefit plan or otherwise;

(viii)        except pursuant to its existing terms, grant, issue, accelerate, pay, accrue or agree to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt any new, or amend any existing, Seller Benefit Plan;

(ix)           enter into or terminate or provide notice of termination of (1) any license, distributorship, dealer, sales representative, joint venture or similar agreement, or (2) any Contract or transaction, or series of related contracts or transactions which (v) involve(s) a total remaining commitment by or to Seller in excess of One Hundred Thousand United States Dollars

($100,000), (w) expire(s) after the date which is twelve (12) months following the date hereof, (x) regardless of length, involve(s) aggregate consideration in excess of Two Hundred Thousand United States Dollars ($200,000) per year, (y) is or are between Seller and any Affiliates of Seller, or (z) contain(s) any restrictions on the Business or the operations of the Property following the Closing unless such Contract, transaction or series of related contracts or transactions is or are cancelable upon thirty (30) days’ notice or less without cause and without payment of any consideration for early termination; provided, however, that Seller may enter into purchase orders in the Ordinary Course of Business without any consent from Buyer;

(x)            fail to maintain inventory levels (both consumables and non-consumables) in such quality and quantity as is substantially consistent with Seller’s past practices at the Property and in the Ordinary Course of Business;

(xi)           make any material changes to advertising or marketing activities relating to the Property or the Business, other than in the Ordinary Course of Business;

(xii)          terminate any of the Employees, except in the Ordinary Course of Business or as required by applicable Law;

(xiii)         transfer any of the Employees to any property or business owned or operated by Seller or Seller’s Affiliates (other than the Property);

(xiv)        authorize or make capital expenditures in the aggregate in excess of the amount set forth on Section 7.1(a)(xiv) of the Seller Disclosure Letter (excluding (i) the purchase of Permitted Additional Gaming Machines and (ii) the capital expenditures required to be made by Section 7.1(a)(xv));

(xv)         fail to make capital expenditures:  (a) to purchase and install the gaming machines described in Section 7.1(a)(xv) of the Seller Disclosure Letter or (b) required to be made under any Gaming Law or by any Gaming Authority; provided, that if Seller fails to make any such expenditures referred to in the immediately preceding clause (a) or (b), the Purchase Price payable to Buyer pursuant to Section 2.2 hereof shall be reduced by an amount equal to the difference between (x) the amount that Seller should have expended pursuant to this Section 7.1(a)(xv) and (y) the amount that Seller in fact spent.

(xvi)        close or shut down the Business or the Property, except for such closures or shutdowns which are (1) required by action, order, writ, injunction, judgment or decree or otherwise required by Law, or (2) due to acts of God or other force majeure events;

(xvii)       delete, damage or erase any Property Specific Data, other than in the Ordinary Course of Business;

(xviii)      fail to file any Tax Return for any Pre-Closing Tax Period when due, or fail to pay any Taxes required to be paid unless such Tax is described in Section 7.1(a)(xviii) of the Seller Disclosure Letter as being contested in good faith; or

(xix)         agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Section 7.2             Cooperation; Notice; Cure.  Subject to compliance with applicable Law (including, without limitation, antitrust Laws and Gaming Laws), from the date hereof until the earlier of the termination of this Agreement and the Closing, Seller and Buyer shall confer on a regular and frequent basis with one or more Representatives of the other party to report on the general status of ongoing operations of the Property and the Business.  Seller and Buyer shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any fact, event, transaction or circumstance, as soon as practical after it becomes known to such party, that (a) causes or would reasonably be expected to cause any representation, warranty, covenant or agreement of Seller or Buyer, respectively, under this Agreement to be breached in any material respect, (b) renders or could render untrue in any material respect any representation or warranty of Seller or Buyer, respectively, contained in this Agreement, or (c) results in or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in ARTICLE VIII hereof, as applicable.  Nothing contained in Section 7.1 hereof shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.  No notice given pursuant to this Section 7.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition or any right to, or obligation of, indemnification contained herein.

Section 7.3             No Solicitation.

(a)           Prior to the earlier of the termination of this Agreement in accordance with Section 9.1 hereof and the Closing, Seller shall not, directly or indirectly, through any of its officers, directors, employees, financial advisors, agents or other representatives (collectively, “Representatives”; which term, in the case of Seller, for the avoidance of doubt, shall include R. D. Hubbard) or Affiliates (1) solicit, negotiate, respond to or encourage any inquiries, offers or proposals that constitute or may reasonably be expected to lead to an Acquisition Proposal, (2) participate in any discussions or negotiations concerning, or provide any information to any Person (or group of Persons) other than Buyer or its Affiliates concerning, or for the purposes of making, or take any other action to facilitate the making of, any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal, or (3) enter into, approve, agree to or recommend any Acquisition Proposal.  Seller shall, and shall cause its Representatives to, immediately cease any and all existing activities, discussions and negotiations with any persons or entities conducted heretofore with respect to any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal.

(b)           Upon execution of this Agreement, Seller shall, and shall cause its Representatives to, (i) cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and (ii) exercise any rights under a confidentiality agreement or similar agreement to request that any non-public information provided by Seller or its Representatives to any third party (other than Buyer or its Affiliates) in connection with an Acquisition Proposal (including any analysis, extracts or summaries thereof) be destroyed or returned to Seller, to the extent permitted under any such confidentiality agreement.

Section 7.4             Employee Matters.

(a)           Between the date hereof and the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to all Property Employees (with such offers to Property Employees being, in the aggregate, on substantially the same terms and conditions of employment as those provided by Seller immediately prior to the Closing Date), other than the Property Employees that are set forth on Section 7.4(a) of the Seller Disclosure Letter; provided, however, that (i) Buyer, in its sole discretion, may interview any or all Property Employees within the thirty (30) day period prior to the Closing Date, and (ii) Buyer shall not be required to make offers of employment to any Property Employees who the Buyer reasonably determines it is prohibited from hiring and/or employing under any applicable Law (including without limitation any Gaming Law).  The Property Employees who timely and properly accept Buyer’s offers of employment shall commence employment with Buyer effective as of the Closing Date and are hereinafter collectively referred to as the “Transferred Employees.”  Buyer shall not have any obligation to make offers of employment to, or to otherwise hire or employ, any of the Inactive Employees.  Subject to Section 7.4(f) hereof, nothing herein shall restrict Buyer from terminating the employment, for any reason, of any Transferred Employee following the Closing Date.  Buyer shall not have any liability with respect to any Retained Employees.

(b)           With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer (including any severance plan), for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, a Transferred Employee’s service with Seller shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)           Buyer shall waive, or cause to be waived, to the extent permitted by Buyer’s benefit plan, any pre-existing condition limitation under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation would have been applicable under the comparable Seller welfare benefit plan immediately prior to the Closing.  Buyer shall recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing, to the extent such deductible and co-payment credits are permitted by Buyer’s benefit plans.

(d)           Unless otherwise agreed to prior to the Closing Date between Buyer and Seller, Seller shall take all steps necessary or appropriate so that each Transferred Employee shall cease to accrue benefits under its employee pension benefit plans effective as of the Closing Date.  As soon as practicable following the Closing Date, Buyer and Seller shall take all action as may be necessary and appropriate to allow each Transferred Employee who is a participant in the Ruidoso Downs Racing, Inc. Retirement Savings Plan, as amended (the “401(k) Plan”) to be given the opportunity to elect to “roll over” his or her account balance to a comparable pension plan sponsored by Buyer (the “Buyer 401(k) Plan”), provided such “roll over” is in accordance with the provisions of such plans and applicable Law.  Following such roll over, Buyer and the

Buyer 401(k) Plan (or any successor thereto) shall be solely responsible for all liabilities under the Buyer 401(k) Plan relating to such Transferred Employees.

(e)           Unless otherwise agreed to prior to the Closing Date between Buyer and Seller, Seller shall be responsible for any claims incurred by a Transferred Employee prior to the Closing Date, under an employee welfare benefit plan sponsored or maintained by Seller, and Buyer shall be responsible for any claims incurred on or after the Closing Date by Transferred Employees under an employee welfare benefit plan under which such Transferred Employees may participate following the Closing Date.  For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began; provided, however, that claims relating to a hospital confinement that begins prior to the Closing Date but continues on the Closing Date or thereafter shall be treated as incurred before the Closing Date.  Claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise out of occurrences prior to the Closing Date shall be the sole responsibility of the Seller and the Seller Benefit Plans.  Claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise out of occurrences on or after the Closing Date shall be the sole responsibility of the Buyer.

(f)            Unless otherwise agreed to prior to the Closing Date between Buyer and Seller, Seller and its respective Affiliates shall be responsible for any COBRA obligations (including the provision of any COBRA notices) under Section 4980B of the Code with respect to any Property Employee who has a qualifying event occurring prior to the Closing Date or is an M&A Qualified Beneficiary as defined under Section 54.4980B-9 of the Treasury Regulations.

(g)           Seller shall transfer to Buyer copies of any records (including, but not limited to, IRS Forms W-4) relating to withholding and payment of Federal, state, and local income, disability, unemployment, FICA, and similar taxes (collectively, “Payroll Taxes”) with respect to wages paid by Seller during the calendar year of the Closing to the Transferred Employees.  In accordance with Revenue Procedure 2004-53 and comparable state and local Payroll Tax Laws, (i) Buyer may elect to (but only upon written notice to Seller no later than 90 days after the Closing, but in no event later than December 31 of the year of Closing) provide Forms W-2, Wage and Tax Statements, for the calendar year of the Closing setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, Transferred Employees for the calendar year of the Closing by Seller and Buyer as predecessor and successor employers, respectively, and (ii) Seller and Buyer agree to cooperate fully with each other in connection therewith and with any required notifications and transfers for state unemployment tax purposes, including experience ratings, employee wage bases and other related information.

Section 7.5             Access to Information and the Property.

(a)           Upon reasonable notice, subject to applicable Law, including without limitation, antitrust Laws and Gaming Laws, Seller shall afford Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Property, including without limitation, its data center facilities for hardware and software deployment, training, testing and pre-cutover systems engineering to facilitate a timely systems transition at the Transfer Time, and to all its personnel, properties, books, Seller Benefit Plans, insurance records, Contracts and records, expressly excluding, however, the Excluded Assets and the Excluded Liabilities, and, during such period, Seller shall furnish promptly to Buyer all (i) copies of monthly financial reports and development reports, (ii) when available, the unaudited financial information related to the Property and the Business for the nine (9) months ended September 30, 2006 and all subsequent quarterly periods, (iii) when available, the audited financial information related to the Property and the Business for the twelve (12) months ended December 31, 2006, and (iv) all other information concerning Seller, the Business, the Property and the Employees as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (1) Buyer shall provide Seller with at least twenty-four (24) hours’ prior notice of any Inspection; (2) if Seller so requests, Buyer’s Representatives shall be accompanied by a Representative of Seller; (3) Buyer shall not initiate contact with employees or other representatives of Seller other than Seller’s Representatives or other individuals designated by any of Seller’s Representatives without the prior written consent of Seller’s Representatives, which consent shall not be unreasonably withheld or delayed; (4) Buyer shall not unduly interfere with the operation of the Business; (5) Buyer shall have no right to perform invasive testing on the Land or Leased Property without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed; and (6) Buyer shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Buyer arising from or caused by such Inspection, and shall reimburse Seller for, and indemnify, defend and hold Seller harmless with respect to, any loss to the extent arising directly and solely from or caused by any Inspection (but not with respect to any pre-existing conditions or contamination at or from the Property).  No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(b)           Following the Closing, upon reasonable notice, each of Buyer and Seller shall (and shall cause their respective Affiliates and Representatives, to) provide the other parties hereto and their respective Affiliates and Representatives with reasonable access and duplicating rights, during normal business hours and on reasonable notice, to all of Buyer’s and Seller’s personnel, properties, books, insurance records, Seller Benefit Plans, contracts, commitments and records related to the Purchased Assets, the Assumed Liabilities or the Employees and shall cooperate with the requesting party, as reasonably necessary for such requesting party to pursue any suit, claim, action, proceeding or investigation relating to the claims in connection with this Agreement and the transactions contemplated hereby, to prepare any Tax Returns, or for any other proper purpose, including, without limitation, any suit, claim, action, proceeding or investigation related to the Excluded Assets, Excluded Liabilities, Retained Employees and Transferred Employees and Buyer shall provide reasonable services of the Transferred Employees to assist Seller in preparing any required Tax Returns and financial books and records of Seller for any period that includes the Closing Date; provided, however, that (i) Seller shall provide Buyer with at least twenty-four (24) hours’ prior written notice; (ii) if Buyer so requests, Seller’s Representatives shall be accompanied by a Representative of Buyer; (iii) Seller shall not interfere with the operation of the Business; and (iv) Buyer shall not be required to incur any costs in connection with the rights granted to Seller in this Section 7.5(b).

(c)           Notwithstanding the foregoing, no party shall be required to provide any information which (i) they reasonably believe they may not provide to the requesting party or its respective Affiliates and Representatives by reason of applicable Law or by a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the non-requesting party has used commercially reasonable efforts (which shall not require any party hereto to incur any material cost or other monetary obligations to any third party) to obtain the consent of such party to such disclosure, or (ii) constitutes information protected by the attorney/client or attorney work product privilege or both.  If any material is withheld by the non-requesting party pursuant to the immediately preceding sentence, such non-requesting party shall inform the requesting party as to the general nature of the material which is being withheld.

(d)           Each of Buyer and Seller will hold and will cause its Affiliates and Representatives to hold any information furnished, revealed or otherwise made known to it pursuant to Section 7.5(a) or (b) hereof by Seller or Buyer, respectively, which is nonpublic, in confidence and in accordance with the confidentiality agreement dated August 1, 2006 between Seller and Parent Guarantor (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive the Closing and continue in full force and effect thereafter.

Section 7.6             Governmental Approvals.

(a)           Buyer and Seller shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, Buyer’s Gaming Approvals, required (A) to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives, and (B) to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (C) the Gaming Laws and (D) any other applicable Law ((A), (B), (C) and (D), collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.  The parties hereto and their respective Representatives and Affiliates shall file (x) within thirty (30) days after the date hereof, all required initial applications and documents in connection with obtaining the approvals under applicable Gaming Laws, (y) within forty-five (45) days after the date hereof, all required initial applications and documents in connection with obtaining approvals with respect to the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, and (z) as soon as reasonably practicable after the date hereof, all Governmental Approvals other than those set forth in clauses (x) and (y) above; provided, that Buyer, Seller and each of their respective Representatives and Affiliates shall re-make any such filings required to be made at a later date in the event that any previously made filing lapses or such re-filing is otherwise required by any Governmental Entity.  With respect to all filings, the parties hereto and their respective

Representatives and Affiliates shall act diligently and promptly to pursue the Governmental Approvals, including, without limitation, filing such additional applications and documents as may be required, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Buyer and Seller shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible.  Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions governed by this Agreement.

(b)           Without limiting Section 7.6(a) hereof, Buyer and Seller shall:

(i)            each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person; and

(ii)           each use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing; provided, however, that neither Buyer nor Seller nor any of their respective Affiliates shall be required to commit to any divestitures, licenses or hold separate or similar arrangements with respect to its, or their respective assets or conduct of business arrangements.

(c)           Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.  Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, seeking to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed.

(d)           From the date of this Agreement until the Closing, each party shall promptly notify the other party hereto in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any of other transaction governed by this Agreement, or (ii) seeking to restrain, delay or prohibit the consummation of the Closing.

Section 7.7             Publicity.  Seller and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the National Association of Securities Dealers, Inc.  Notwithstanding anything to the contrary herein, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information regarding Buyer or Seller.

Section 7.8             Further Assurances and Actions.

(a)           Subject to the terms and conditions herein, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective commercially reasonable efforts (i) to obtain all Seller Permits and consents of parties to Contracts as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)           In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with full title to the Purchased Assets the proper officers, directors, members, and/or managers of Buyer and Seller and their Affiliates as applicable, shall take all action reasonably necessary (including (i) executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions and (ii) transferring the Purchased Assets from Affiliates of Seller to Seller, as applicable) and Seller shall bear the cost of any such necessary action; provided, that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action.

(c)           After the Closing, Seller shall refer to Buyer all inquiries relating to the Purchased Assets and as soon as reasonably practicable deliver to Buyer (i) any mail, packages and other communications addressed to Seller relating to the Purchased Assets and (ii) any cash or other property that Seller receives and that properly belongs to Buyer pursuant to the terms hereof, including any collections on accounts receivable in accordance with Section 7.10 hereof, insurance proceeds, payments and interest payable thereon.

Section 7.9             Transfer Taxes; HSR Filing Fee.

(a)           All transfer, documentary, sales, use, stamp, registration, gross receipts and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the transfer of the Purchased Assets pursuant to this Agreement shall be borne by Buyer. Except as required by applicable Law, Buyer shall prepare, execute and file all Tax Returns and other documentation relative to the transfer of the Purchased Assets or Assumed Liabilities on a timely basis as may be required to comply with the provisions of any such Tax Laws.

(b)           The filing fees pursuant to the notifications under the HSR Act shall be borne by Buyer, but Seller shall pay all costs and fees in connection with any subsequent filings, correspondence or other documentation which relates only to Seller.

Section 7.10           Accounts Receivable; Assumed Current Liabilities; Accounts Payable and Other Excluded Current Liabilities.

(a)           Seller agrees that after the Closing Date, Buyer shall have the right and authority to collect for its own account or the account of its Affiliates all Accounts Receivable which are not Excluded Assets. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property which Seller may receive in respect of such Accounts Receivable. Buyer agrees that after the Closing Date, Seller shall have the right and authority to collect for its own account or the account of its Affiliates all Accounts Receivable which are Excluded Assets. Buyer agrees that it will promptly transfer and deliver to Seller any cash or other property which Buyer may receive in respect of such Accounts Receivable that are Excluded Assets.

(b)           Following the Closing Date, Buyer shall make prompt payments when due in respect of, or otherwise satisfy when due, all Assumed Current Liabilities, other than those which are being contested in good faith by appropriate proceedings. Following the Closing Date, Seller shall make prompt payments when due in respect of, or otherwise satisfy when due, all accounts payable of Seller and all other Excluded Current Liabilities, other than those which are being contested in good faith by appropriate proceedings. In respect of expenses that are accrued in whole or in part prior to the Closing Date, which become payable after the Closing Date and which do not appear on the Preliminary Closing Balance Sheet or the Closing Balance Sheet, such expenses shall be prorated between Buyer and Seller as of the Closing Date on the Final Determination Date. Within ten (10) days of the Final Determination Date, the amount, if any, pursuant to this Section 7.10(b) due from Buyer to Seller or due from Seller to Buyer shall be paid in cash by wire transfer of immediately available funds from Buyer to Seller or from Seller to Buyer, as applicable.

Section 7.11           Inventoried Automobiles.   Effective as of the Transfer Time, Representatives of Buyer and Seller shall take inventory of all motor vehicles that were valet checked and placed in the care of Seller by: (i) marking all such motor vehicles with a sticker or tape, (ii) preparing an inventory of such motor vehicles (“Inventoried Vehicles”) indicating the check number applicable thereto, and (iii) transferring control of the Inventoried Vehicles to an authorized Representative of Buyer and securing a receipt for such Inventoried Vehicles. Pursuant to ARTICLE X hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing motor vehicles not contained on the list of Inventoried Vehicles, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing motor vehicles listed on the list of Inventoried Vehicles.

Section 7.12           Insurance Policies.   Seller’s fire and casualty insurance and other insurance policies shall be cancelled by Seller or any of its Affiliates as of the Closing Date, and any refunded premiums shall be retained by Seller. Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.

Section 7.13           Transfer of Utilities.   Prior to the Closing, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Property and request that all billings after the Closing be made to Buyer at the Property address. Buyer shall provide any information necessary for such transaction and shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Property for all periods after Closing. Following Closing, all utility deposits made by Seller will be refunded directly to Seller by the utility company holding same or Buyer shall, if delivered to Buyer, promptly forward any such deposits to Seller.

Section 7.14           Certain Transactions.   Prior to the Closing, Buyer shall not take, or agree to commit to take, any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement.

Section 7.15           Insurance; Casualty and Condemnation.

(a)           Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty shall be borne and assumed by Seller. If, prior to the Closing, any portion of the Property is damaged by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, and such casualty, destruction, loss or damage does not result in a Casualty Termination Event, then Seller shall promptly repair or replace such damaged Property to substantially the same condition as, or better condition than, it was immediately prior to such casualty, destruction, loss or damage. In the event that it is not feasible to complete the repair or replacement prior to the Closing Date, the Closing shall proceed as scheduled and Seller shall, as of the Closing Date, (i) promptly pay to Buyer all insurance proceeds received by Seller or its Affiliates to date with respect to such casualty, destruction, loss or damage, less any proceeds applied to the physical restoration of the Property; provided, that if such insurance proceeds are not sufficient for Buyer to repair or restore the Property to substantially the same condition as it was in immediately prior to such casualty, destruction, loss or damage, Seller shall pay Buyer an additional amount equal to such shortfall (the “Shortfall Amount”); and provided, further, that if any such insurance proceeds remain unused after Buyer has repaired or restored the Property to substantially the same condition as it was in immediately prior to such casualty, destruction, loss or damage, then Buyer shall remit to Seller an amount equal to such remaining unused insurance proceeds; and (ii) assign to Buyer all rights of Seller and its Affiliates against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such casualty, destruction, loss or damage; provided, however, that the proceeds of such insurance shall not be subject to any applicable deductibles and co-payment provisions, which shall be the responsibility of Seller and shall be paid to Buyer or applied to such repair or replacement as applicable; and provided, further, that any recovery of money from any third Person pursuant to the rights conveyed under this subsection (ii) shall be paid, following the payment of Buyer’s out of pocket fees and expenses, to Seller until Seller has been repaid the Shortfall Amount. The obligations of Seller pursuant to the prior sentence shall constitute full compensation for the damage to the Property, and, after the Closing, Seller shall have no responsibility for restoration or repair of the Property or any resultant loss, directly, by subrogation, or otherwise.

(b)           If, prior to the Closing, any portion of the Property is damaged by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, and such casualty, destruction, loss or damage results, individually or in the aggregate, in a Casualty Termination Event, then Buyer shall have fifteen (15) days from the date upon which it receives a notice from Seller indicating that a Casualty Termination Event may have occurred to exercise its termination right under Section 9.1(g) hereof; provided, however, that, if requested by Buyer, Seller and Buyer shall discuss and consult in good faith for a period of up to thirty (30) days after any such casualty, destruction, loss or damage to determine whether such casualty, destruction, loss or damage (individually or together with any prior casualties) actually constitutes a Casualty Termination Event; provided, further, that if Buyer makes such request, Buyer shall have an additional fifteen (15) days after the expiration of such period to exercise its termination right under Section 9.1(g) hereof with respect to such casualty. In the event that Buyer elects not to exercise its termination right under this Section 7.15(b) and Section 9.1(g) hereof, then the provisions of Section 7.15(a) hereof shall apply as if such casualty, destruction, loss or damage did not result in a Casualty Termination Event.

(c)           If, prior to the Closing, all or any Material Portion of the Property is taken by condemnation, eminent domain, or payment in lieu of condemnation (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to exercise its termination right under Section 9.1(g) hereof upon written notice to Seller given not later than thirty (30) days after Buyer’s receipt of such notice from Seller. If Buyer does not elect to terminate this Agreement or if the taking is not of a Material Portion of the Property, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for such taking and Buyer shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price.

Section 7.16           No Control.   Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Property. Until the Closing, the operations and affairs of the Property and the Business are the sole responsibility of and under Seller’s complete control, except as provided for in this Agreement.

Section 7.17           Customer Database; Audit Right.

(a)           At the Closing, Seller shall, and shall cause all of its Affiliates to, (i) surrender and deliver to Buyer the Customer Database, together with, in each case, in such electronic form as reasonably requested by Buyer and in hard copy form, any and all records, data and information relating to visitors to the Property and customers of the Business kept, maintained or stored by Seller, including without limitation any and all copies, notes, compilations, studies, summaries and analyses of the Customer Database and all other documents which contain, reflect or are based upon, in whole or in part, the Customer Database, or any derivatives of any of the foregoing (collectively, the “Customer Information”), and (ii) permanently destroy and securely erase any Customer Information recorded on any electronic media, optical device or other storage device that is not included in the Purchased Assets, except as is necessary to maintain the Customer Database and to permit Seller to comply with its obligation set forth in Section 4.2(h) hereof; provided, that notwithstanding anything to the contrary herein, Seller shall take all actions required in the Ordinary Course of Business to maintain and keep updated the Customer Database after the date hereof and until and including the Closing Date.

(b)           If the revenues of the Business for any quarter in the period commencing with the first day of the first quarter after the Closing Date occurs and ending on the last day of the quarter in which the twelve (12) month anniversary of the Closing Date occurs decline by ten percent (10%) or more from the revenues of the corresponding quarter of the prior year, Buyer shall have the right, at any time during such period or within a reasonable period of time thereafter, to select a mutually agreeable third party to conduct an audit of the records of Seller and any of its Affiliates and to carry out such other procedures as such third party may deem necessary to confirm that Seller has fully complied with its obligations under this Section 7.17(b). Seller shall promptly provide such third party with access during normal business hours and on reasonable notice to all of Seller’s and its Affiliate’s personnel, books, records, properties and other information reasonably requested by such third party and shall cooperate with such third party as reasonably necessary for such third party to carry out its audit and other procedures contemplated by this Section 7.17(b).

Section 7.18           Motorsports Entertainment Complex.   On or before June 30, 2007, (i) if the Closing shall not have occurred, Seller shall, and shall cause its Affiliates to, and (ii) if the Closing shall have occurred, Buyer shall, and shall cause its Affiliates to, take any and all actions required to cause the Property to qualify as a “motorsports entertainment complex” within the meaning of Section 168(i)(15) of the Code (including without limitation, in the case of (i) above, all such reasonable action and acts of preparation by Seller and its Affiliates as would reasonably enable Buyer and its Affiliates to cause the Property to so qualify after the Closing).

Section 7.19           Non-Solicitation.

(a)           Seller shall not, and shall cause its Affiliates not to, directly or indirectly, until the date that is twelve (12) months following the Closing Date, hire, solicit, recruit, request, cause, induce or encourage to leave their employment (such conduct is collectively referred to as

“solicitation”) any employees of the Business or Seller or any persons who left their employment in connection with the Business or ceased working for Seller or at the Business or the Property in the aforementioned capacity less than six (6) months prior to the solicitation, except for those individuals listed in Section 7.19(a) of the Seller Disclosure Letter. The immediately preceding sentence shall not apply to (x) a general solicitation of the public for employment so long as such general solicitation is not targeted to any employee, manager or officer of Buyer or any Person or category of Persons referred to in the immediately preceding sentence, (y) the hiring, soliciting, recruiting or other such action of any Person who responds to such a general solicitation described in the preceding clause (x), or (z) the hiring of any Person who initiates contact with Seller or any of Seller’s Affiliates regarding such employment without any encouragement or solicitation by Seller or any of Seller’s Affiliates prior to such Person’s initial contact.

(b)           Seller shall not, and shall cause its Affiliates not to, directly or indirectly, communicate, regardless of means, with any Person whose information appears on the Customer Database (other than those Persons who are also customers of Ruidoso Downs and whose names also appear in the customer records of Ruidoso Downs, kept in the Ordinary Course of Business thereof, as of a date that is prior to August 7, 2006); provided, that nothing in this Agreement shall prevent Seller or any of its Affiliates from marketing to any Person in the Customer Database who (x) initiates gaming or racing activities at any of the other properties or facilities of Seller or any of its Affiliates, including Ruidoso Downs, and prior to such activities, Seller has not breached the terms of this Agreement with respect to such Person, or (y) is contacted by Seller or its Affiliates as part of a general marketing campaign without use of the Customer Information.

(c)           If this Agreement is terminated pursuant to Section 9.1 hereof, Section 7.19(a) hereof and Section 7.19(b) hereof shall cease to have any force or effect upon and following such termination.

Section 7.20           Non-Competition.   Until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof and the date that is five (5) years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly (or commence any activities to) build, manage, control, work for, provide services to, engage in, or commence activities to purchase, plan, develop, or own any interest in, any business involving gaming or racing activities located within a 125 mile radius of the Property, or make, directly or indirectly, any application to a Gaming Authority in connection with any of the foregoing. If this Agreement is terminated pursuant to Section 9.1 hereof, this Section 7.20 shall cease to have any force or effect upon and following such termination. As provided in Section 2.5 hereof, a portion of the Total Consideration not exceeding One Million United States Dollars ($1,000,000) shall be allocated to the rights or obligations under this Section 7.20.

Section 7.21           Amended Ground Lease.   Prior to the Closing, Seller shall request from lessor under the Existing Ground Lease, and use commercially reasonable efforts to deliver at Closing, an Amended Ground Lease, the terms of which (i) shall provide that the term of the Amended Ground Lease shall be for a minimum duration of ten (10) years following the Closing Date, (ii) shall approve the transfer of the Existing Ground Lease to, and assumption thereof by, Buyer pursuant to this Agreement, and (iii) shall not contain any differences from the terms of the Existing Ground Lease which are materially adverse to Seller or Buyer. Notwithstanding anything to the contrary herein, Seller shall be solely responsible for any assignment fee incurred pursuant to Paragraph 11 of the Existing Ground Lease or similar such provision in the Amended Ground Lease and any other fees and expenses in connection with delivering the Amended Ground Lease.

Section 7.22           Domain Names.   Prior to the Closing, Seller shall take such action and execute such documentation as is necessary to transfer ownership and control to Buyer and make Buyer the registrant and administrative contact for the Internet domain name set forth on Section 5.6(a) of the Disclosure Letter.

Section 7.23           Pre-Closing Financial Statements.   Seller shall use its commercially reasonable efforts to deliver to Buyer as soon as available (the timing of which availability shall be consistent with Seller’s past practices) following the end of each month true and complete copies of (i) the unaudited balance sheet, statement of income and cash flow statement relating to the Property and the Business (x) for each of the monthly periods starting with the month immediately following the last monthly period covered by the Financial Information and ending with the month immediately prior to the Closing Date and (y) for each day of the month of the Closing Date, from the beginning of such month until the Closing Date (or such other financial information as would be consistent with past practices relating to such days of the month if financial statements relating to the same would not be available in the Ordinary Course of Business), and (ii) the audited balance sheet, statement of income and cash flow statement relating to the Property and the Business for the twelve (12) month period ending December 31, 2006 and for any subsequent twelve (12) month periods ending on or prior to the Closing Date ((i) and (ii), collectively, the “Pre-Closing Financial Information”). Except as noted therein and except for normal period-end adjustments and the lack of footnotes, the Pre-Closing Financial Information shall be prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and shall fairly present in all material respects the consolidated financial position of the Business as of such date and for such period, subject to normally recurring year-end audit adjustments. Notwithstanding the foregoing, Buyer acknowledges that such Pre-Closing Financial Information shall be prepared by Seller or its Affiliates for internal purposes, reflects allocation of some but not necessarily all costs incurred by Affiliates of Seller for its benefit, and that no representation or warranty is made that Buyer will be able to operate the Property or the Business for the costs reflected in the Pre-Closing Financial Information.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1             Conditions to Each Party’s Obligation to Effect the Closing.   The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

(a)           No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute,

rule, or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder.

(b)           Governmental Consents.  All Gaming Approvals (other than Alcoholic Beverage Approvals) required in connection with the transactions contemplated by this Agreement shall have been obtained, and any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction shall have expired or been terminated.

Section 8.2             Additional Conditions to Obligations of Buyer.   The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)           Representations and Warranties.  (i) The representations and warranties of Seller contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Property Material Adverse Effect set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Property Material Adverse Effect, and (ii) there shall have occurred no Property Material Adverse Effect. Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(b)           Performance of Obligations of Seller.  Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation delivery of the Required Consents and all other items listed in Section 4.2 hereof that are to be delivered by Seller. Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(c)           Title.  The updated Title Commitment and UCC-11 Search do not show any additional material Liens or Encumbrances (other than Permitted Encumbrances) from the original Title Commitment and UCC-11 Search, and the updated and recertified Survey does not show any new matters affecting the Land, in each case, that have not been cured by Seller, all pursuant to the terms of Section 11.2 hereof. Title Insurer shall be prepared and irrevocably committed to issue to Buyer (with an effective date as of the Closing Date), as to the Land, a NM 1 ALTA 10-17-92 policy of title insurance in favor of Buyer for the Land, (i) showing fee title to the Land vested in Buyer or its nominee, (ii) including those endorsements listed on the attachment to the Title Commitment or as reasonably requested by Buyer (provided that such endorsements are available in the State of New Mexico), (iii) containing no exceptions other than the applicable Permitted Encumbrances, (iv) stating liability coverage in such amounts as shall be determined by Buyer (provided that the aggregate amount of liability coverage shall not exceed the amount of the Purchase Price), and (v) issued at the minimum statutory rate (the “Owner’s Title Policy”).

(d)           Amended Ground Lease.  Buyer shall have received the executed Amended Ground Lease and the executed Ground Lease Estoppel and Consent Certificate, and the Amended Ground Lease shall have been completely and unconditionally transferred to Buyer.

(e)           Release of Liens.  All Liens on the Purchased Assets that secure Liabilities under the Compass Loan Documents shall have been unconditionally released, and there shall be no Liens on the Purchased Assets (other than Permitted Encumbrances), and Buyer shall have received evidence of the foregoing satisfactory to Buyer.

(f)            Domain Names.  Prior to the Closing, Seller shall have taken such action and executed such documentation as is necessary to transfer ownership and control to Buyer and make Buyer the registrant and administrative contact for the Internet domain name set forth on Section 5.6(a) of the Disclosure Letter.

(g)           Agreements with Ruidoso Downs.

(i)            Buyer and Ruidoso Downs shall have entered into the Allocation Agreement in the form attached hereto as Exhibit L.

(ii)           The closing of the transfer of the Liquor License from Ruidoso Downs to Buyer shall have occurred in accordance with the terms of the Liquor License Purchase and Sale Agreement.

(iii)          The Option Agreement shall be in full force and effect and Ruidoso Downs and Hubbard shall be in material compliance therewith.

(h)           Water Rights.  Prior to the Closing, Seller shall have executed and delivered conveyances to Buyer of all Water Rights, including the wells and well rights associated with all Water Rights, which conveyances shall be satisfactory to Buyer in its sole discretion and shall include satisfactory conveyance of those well rights associated with the water rights set forth in New Mexico State Engineer File Numbers L-2685 and L-2685-A (including satisfactory prior conveyances of such well rights to Seller).

(i)            Legality of Improvements.  As of the Closing, the Improvements on the Land shall be in compliance in all material respects with all Laws, and Seller shall have obtained (and there shall be in full force and effect) all required Seller Permits, in each case with respect to (i) a portion of the Improvements being located within a flood hazard area designated as Flood Zone AO-1, by the Federal Emergency Management Agency, and (ii) a portion of the Improvements being located upon the drainage easement created by that certain Warranty Deed of Easement, dated October 27, 1943, which was filed in Book 76, Page 169 of the Deed Records of Lea County, New Mexico on November 12, 1943.

Section 8.3             Additional Conditions to Obligations of Seller.   The obligations of Seller to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)           Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality (or any variation thereof) shall be true and correct and such representations and warranties that are not qualified shall be true in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Seller shall have received a certificate signed on behalf of Buyer by its chief executive officer or chief financial officer to such effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including without limitation delivery of items listed in Section 4.2 hereof that are to be delivered by Buyer. Seller shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1             Termination.   This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except in the case of termination pursuant to Section 9.1(a) hereof, which requires mutual agreement of both parties):

(a)           by mutual agreement of Seller and Buyer;

(b)           by either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date;

(c)           by either Buyer or Seller, if any Gaming Authority has made a final nonappealable written determination that such Gaming Authority will not issue to Buyer all Gaming Approvals;

(d)           by either Buyer or Seller, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, or (ii) notwithstanding anything to the contrary contained in this Agreement, a Governmental Entity shall have enacted, issued, promulgated, enforced or entered, any order, executive order, stay, decree, judgment or injunction or statute, rule, or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action;

(e)           by Buyer, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or any other event has occurred, which (i) would result in a failure of a condition set forth in Section 8.2(a), (b), (c), (d), (e), (f), (g), (h) or (i) hereof and (ii) is not cured in all material respects within thirty (30) days after written notice thereof; provided, however, that if such breach or other event cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach or other event, this Agreement may not be terminated pursuant to this Section 9.1(e); provided, further, that Buyer’s right to terminate this Agreement under this Section 9.1(e) shall not be available if, at the time of such intended termination, Seller has the right to terminate this Agreement under Section 9.1(b), (c), (d) or (f) hereof;

(f)            by Seller, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or any other event has occurred, which (i) would result in a failure of a condition set forth in Section 8.3(a) or (b) hereof and (ii) is not cured in all material respects within thirty (30) days after written notice thereof; provided, however, that if such breach or other event cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach or other event, this Agreement may not be terminated pursuant to this Section 9.1(f); provided, further, that Seller’s right to terminate this Agreement under this Section 9.1(f) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 9.1(b), (c), (d), (e) or (g) hereof;

(g)           by Buyer, in the event that any condemnation occurring prior to the Closing results, individually or in the aggregate, in a taking of a Material Portion of the Property, or in the event that any casualty occurring prior to the Closing results, individually or in the aggregate, in a Casualty Termination Event; provided, however, that the termination rights set forth in this Section 9.1(g) shall be subject to the terms and conditions set forth in Section 7.15 hereof.

Section 9.2             Effect of Termination.

(a)           Liability.   In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer or Seller, or their respective Affiliates or Representatives, other than pursuant to this Section 9.2 and ARTICLE XII hereof; provided, however, that nothing contained in this Section

[remainder of page left intentionally blank]

9.2 shall relieve or limit the Liability of either party to this Agreement for any fraud or willful misconduct of such party or any willful breach of this Agreement by such party.

(b)           Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated; provided, however, that the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Insurer.

(c)           SOLE AND EXCLUSIVE REMEDY. BY INITIALING BELOW,

On behalf of Buyer:		On behalf of Seller:

Initials:	/s/ R.I.	Initials:	/s/ BR
Name:	Robert S. Ippolito	Name:	Bruce Rimbo
Title:	Secretary/Treasurer of	Title:	Vice President
Penn National Gaming, Inc.,
Manager

THE PARTIES HERETO AGREE THAT (i) THE PROVISIONS CONTAINED IN THIS SECTION 9.2 ARE AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THAT THE DAMAGES RESULTING FROM THE TERMINATION OF THIS AGREEMENT AS SET FORTH IN THIS SECTION 9.2 ARE UNCERTAIN AND INCAPABLE OF ACCURATE CALCULATION AND THAT THE AMOUNTS PAYABLE PURSUANT TO SECTION 9.2 HEREOF ARE REASONABLE FORECASTS OF THE ACTUAL DAMAGES WHICH MAY BE INCURRED BY THE PARTIES UNDER SUCH CIRCUMSTANCES, AND (ii) THE AMOUNTS PAYABLE PURSUANT TO SECTION 9.2 HEREOF CONSTITUTE LIQUIDATED DAMAGES AND NOT A PENALTY AND SHALL BE THE SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF TERMINATION OF THIS AGREEMENT ON THE BASES SPECIFIED IN SUCH SECTION (IT BEING AGREED AND UNDERSTOOD THAT NOTHING IN THIS SECTION 9.2 IS INTENDED TO LIMIT SELLER’S REMEDY IN THE EVENT OF ANY FRAUD OR WILLFUL MISCONDUCT OF BUYER OR ANY WILLFUL BREACH OF THIS AGREEMENT BY BUYER OR BUYER’S REMEDY IN THE EVENT OF ANY FRAUD OR WILLFUL MISCONDUCT OF SELLER OR ANY WILLFUL BREACH OF THIS AGREEMENT BY SELLER).

[remainder of page left intentionally blank]

(i)            Upon the termination of this Agreement pursuant to Section 9.1(a), (b), (c), (d), (e), or (g) hereof, the Deposit, including, for the avoidance of doubt, any income or interest earned or accrued thereon, shall be paid to Buyer; provided, that the Deposit, including, for the avoidance of doubt, any income or interest earned or accrued thereon, shall be paid to Seller if:  (i) in the case of a termination pursuant to Section 9.1(c) hereof, a final nonappealable written determination that a Gaming Authority will not issue to Buyer all Gaming Approvals (other than Alcoholic Beverage Approvals) provides that Buyer received such determination because of reasons that were not primarily caused by, and are not primarily attributable to or related to, Seller or Seller’s business, past or present activities, Licensed Parties, facts or circumstances, or (ii) in the case of a termination pursuant to Section 9.1(b) hereof as a result of Buyer’s failure to obtain Gaming Approvals (other than Alcoholic Beverage Approvals) by the Outside Date, a Gaming Authority has informed Buyer that Buyer’s failure to obtain Gaming Approvals (other than Alcoholic Beverage Approvals) prior to the Outside Date was because of reasons that were not primarily caused by, and are not primarily attributable to or related to, Seller or Seller’s business, past or present activities, Licensed Parties, facts or circumstances.

(ii)           Upon the termination of this Agreement pursuant to Section 9.1(f) hereof, the Deposit, including, for the avoidance of doubt, any income or interest earned or accrued thereon, shall be paid to Seller.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1           Survival of Representations, Warranties, Covenants and Agreements.

(a)           No investigation made or disclosure received by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives, whether prior to or after the execution of this Agreement, shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition or any right to, or obligation of, indemnification contained herein.

(b)           The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) eighteen (18) months after the Closing Date; provided, that the representations and warranties set forth in Section 5.1, Section 5.2(a), Section 5.18 and Section 6.2(a) hereof shall survive the Closing until sixty (60) days following (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the expiration of the applicable statute of limitations. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties intend for the preceding two sentences to shorten the otherwise applicable statute of limitations (except for Section 5.1, Section 5.2(a), Section 5.18 and Section 6.2(a)) and agree that, subject to the last sentence of this Section 10.1(b), no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time). The termination of the representations and warranties provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the Survival Period provided herein.

Section 10.2           Indemnification.

(a)           From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third party claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, arising out of or resulting from:

(i)            any breach of any representation or warranty made by Seller in this Agreement (without giving effect to any qualifiers or exceptions relating to knowledge, materiality or Property Material Adverse Effect);

(ii)           any breach of any covenant or agreement made, or to be performed, by Seller in this Agreement (without giving effect to any qualifiers or exceptions relating to knowledge, materiality or Property Material Adverse Effect);

(iii)          the Excluded Liabilities; and

(iv)          the Excluded Assets.

(b)           From and after the Closing, Buyer shall indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of or resulting from:

(i)            any breach of any representation or warranty made by Buyer in this Agreement (without giving effect to any qualifiers or exceptions relating to knowledge or materiality);

(ii)           any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement (without giving effect to any qualifiers or exceptions relating to knowledge or materiality); and

(iii)          the Assumed Liabilities.

Section 10.3           Interpretation.  Notwithstanding anything in this Agreement to the contrary, the term Damages shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages.

Section 10.4           Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, circumstance, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE X. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was materially prejudiced by such failure.

Section 10.5           Defense of Third Party Claims.  If any lawsuit or enforcement action is filed against an Indemnified Party by any third party (each, a “Third Party Claim”) for which indemnification under this ARTICLE X may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was materially prejudiced by such failure. The Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel to defend against only such claims for which there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. In the case of a Third Party Claim in respect of Taxes, (i) at the request of the Indemnified Party, the defense shall be jointly controlled by the Indemnifying Party and the Indemnified Party (the reasonable costs of such defense to be borne by the Indemnifying Party), and (ii) the Indemnifying Party shall not settle or compromise any such Third Party Claim without the Indemnified Party’s prior written consent. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) Business Days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

Section 10.6           Limitations on Indemnity.

(a)           No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 10.2(a) hereof unless and until the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 10.2(a) hereof are greater than Five Hundred Thousand United States Dollars ($500,000) (the “Threshold”) and then only for the excess over the Threshold but not in excess of Ten Million United States Dollars ($10,000,000) (the “Cap”); provided, however, that neither the Cap nor the Threshold shall be applicable to any claims for Damages of the Buyer Indemnified Parties for which indemnification is sought with respect to (i) Section 5.1, Section 5.2(a), Section 5.18, Section 7.17, Section 7.20, Section 10.2(a)(iii) or Section 10.2(a)(iv) hereof, (ii) any liability for Tax in respect of which a claim may be made hereunder, or (iii) fraud or willful misconduct of Seller or willful breach of this Agreement by Seller.

(b)           In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any out-of-pocket costs and expenses incurred in obtaining such insurance proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Parties, then the Indemnified Party promptly shall remit the insurance proceeds (net of any out-of-pocket costs and expenses incurred in obtaining such insurance proceeds) to Indemnifying Party. The Indemnified Parties shall use reasonable best efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this ARTICLE X, provided, however, that an Indemnified Party shall have no obligation to initiate, pursue or exhaust any remedies against any insurance policy or proceeds prior to seeking indemnification under this ARTICLE X.

Section 10.7           Payment of Damages.  An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this ARTICLE X, within five (5) Business Days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding; provided, however, that any Buyer Indemnified Party shall, to the extent that any Escrow Funds remain available, first be paid by the Escrow Agent from the Escrow Funds pursuant to Section 2.3(a) hereof and in accordance with the Deposit Escrow Agreement.

Section 10.8           Exclusive Remedy.  After the Closing, the indemnities provided in this ARTICLE X shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, willful misconduct or willful breach of this Agreement) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, Disclosure Letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this ARTICLE X). Notwithstanding anything to the contrary in this Section 10.8, in the event of fraud or willful misconduct of, or willful breach of the representations, warranties, covenants or agreements contained herein by, Buyer or Seller, any Indemnified Party shall have all remedies available at law or in equity with respect thereto.

Section 10.9           Treatment of Indemnification Payments.  All indemnification payments made pursuant to this ARTICLE X shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE XI

PROPERTY

Section 11.1           As Is.  Buyer or its Representatives have fully examined and inspected the Purchased Assets prior to the execution of this Agreement, and subject to the provisions of this ARTICLE XI, Buyer agrees to accept the Purchased Assets in an “AS IS” condition as of the Closing. Buyer agrees that, except as provided in ARTICLE V hereof, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent, Affiliate or Representative of Seller, or any salesperson or broker (if any) involved in this transaction as to the Purchased Assets, including, but not limited to:  (a) any representation, statements or warranties as to the physical condition of the Purchased Assets; (b) the fitness and/or suitability of the Purchased Assets for use as a race track and/or casino; (c) the past, current or future financial performance of the Purchased Assets; (d) the compliance of the Purchased Assets with applicable Laws, including building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations; (e) the state of repair of the Purchased Assets, including, without limitation, the Improvements; (f) the value of the Purchased Assets; (g) the manner or quality of construction of the Purchased Assets; (h) the income derived or to be derived from the Purchased Assets; or (i) the fact that the Purchased Assets may be located on earthquake faults or in seismic hazardous zones. Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising, except with respect to the representations and warranties in ARTICLE V hereof.

Section 11.2           Title to Real Property.

(a)           Title Insurance Commitment. Buyer agrees to accept (i) the Title Commitment and the UCC-11 Search attached hereto as Exhibit J, subject to the removal of all exceptions that have been marked-out and all objections and other matters that have been noted therein, and (ii) that certain as-built survey, dated October 30, 2006, issued by Pettigrew and Associates, made in accordance with ALTA / ACSM minimum technical standards and the Laws of the State of New Mexico, certified to Buyer (and its nominees), Title Insurer and any other persons or entities as Buyer may reasonably request, showing the entire Land, all adjoining streets and roads (including, without limitation, the points of ingress and egress thereto), the location by metes and bounds and the exact dimensions of the Land, a legal description of the Land, the exact location of all Improvements, set back lines, protrusions, encroachments and easements (to the extent locatable) on and upon the Land, together with all rights-of-way (to the extent locatable) and other matters relating to the Land (the “Survey”), as evidence of the status of Seller’s title to the Land.

(b)           Defects. Buyer agrees to accept title to the Land subject to all matters shown by the Title Commitment attached hereto as Exhibit J, subject to the removal of all exceptions that have been marked-out and all objections and other matters that have been noted therein, and the Survey, subject to the removal of all exceptions and other matters that have been marked-out and all objections that have been noted in the Title Commitment. Seller shall take all reasonable action necessary to remove from title to the Land, or, in the alternative, shall obtain for Buyer title insurance from the Title Insurer, in form and substance reasonably satisfactory to Buyer, insuring over, the exceptions or matters that have been marked-out or noted in the Title Commitment or UCC-11 Search attached hereto as Exhibit J.  Title defects will not be deemed to include any matters shown by the Title Commitment or UCC-11 Search attached hereto as Exhibit J, except with respect to the exceptions that have been marked-out and the objections and other matters that have been noted therein. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts (i) to provide to Buyer, to the extent reasonably available, such additional information as Buyer may reasonably request to determine the status and effect on the Land and Improvements of the Encumbrances referenced as Exceptions 17, 23, 25 and 26, (ii) to cooperate with Buyer in causing the Encumbrance referenced as Exception 23 on Schedule B Part II to the Title Commitment to be relocated of record and (iii) to provide to Buyer, to the extent reasonably available, such additional information as Buyer may reasonably request to determine whether the Improvements located within the hazard area designated as Flood Zone AO-1, by the Federal Emergency Management Agency, were built in accordance with all building codes and regulations that apply to improvements built in such an area. The Title Commitment and UCC-11 Search shall be updated at or shortly before Closing. If the updated Title Commitment or UCC-11 Search shows defects in title not shown by the Title Commitment or UCC-11 Search, or, if the Land or Seller’s interest therein, should become subject to a lien or other financial encumbrance, and Seller has received an itemized written notice of such defects within ten (10) Business Days after the date of delivery of the updated Title Commitment or UCC-11 Search to Buyer or, if earlier, the Closing Date, Seller shall take all reasonable action necessary to remove from title to the Land any exceptions and matters so objected to by Buyer, or, in the alternative, Seller shall obtain for Buyer title insurance from the Title Insurer insuring over such exceptions or matters, such insurance to be in form and substance reasonably satisfactory to Buyer. Failure to notify Seller within the specified period of title defects revealed by the updated Title Commitment or UCC-11 Search shall be deemed a waiver of Buyer’s right to disapprove of the status of Seller’s title, and Buyer shall then accept such title as is described in the Title Commitment and UCC-11 Search (except with respect to all exceptions that have been marked-out and all objections that have been noted therein) as updated, without reserving any claim against Seller for title defects. In order to cure a Monetary Encumbrance or to attempt to cure any other title defects, Seller shall have the option to extend the Closing Date for a period of thirty (30) days, by giving written notice of such extension election to Buyer at or before the Closing Date. Cure of Monetary Encumbrances shall be effected by the payment and release of such Monetary Encumbrance of record. Notwithstanding the foregoing or anything to the contrary contained herein, (i) Seller shall discharge and remove any and all Liens affecting the Land that are shown by the Title Commitment or UCC-11 Search, as the same may be updated, which secure an obligation to pay money (other than installments of real estate taxes not delinquent as of the Closing), even though Buyer does not expressly disapprove of the same, and (ii) Seller shall be obligated to cure all monetary encumbrances that are not disclosed by the Title Commitment or UCC-11 Search (other than governmental taxes and assessments and the encumbrances created or suffered by Buyer) which are unpaid and liquidated at Closing (the “Monetary Encumbrances”), if any, which encumber the Property or the Business or Seller’s interest therein between the date of this Agreement and the Closing, in the manner provided below.

(c)           Failure to Cure Title Defects.  If Seller fails to discharge and remove all liens which secure an obligation to pay money or to cure the Monetary Encumbrances that it is obligated to cure in accordance with Section 11.2(b), such failure shall be a default by Seller subject to the remedies of ARTICLE IX. If Seller is not successful in its efforts to cure or remove any other material title defects it is obligated to cure in accordance with Section 11.2(b) on or before the Closing Date, or the end of the extension period, if elected, then this Agreement shall, at the option of Buyer (to be exercised by written notice to Seller no later than the original or extended Closing Date, as applicable), be terminated, Escrow Agent shall return the Deposit to Buyer and Buyer and Seller shall be released and discharged from any further obligation to each other hereunder; provided, that if Buyer so elects, Buyer may accept such title as is tendered by Seller without reduction in the Purchase Price, or reservation of claim against Seller.

(d)           Survey.  Buyer shall have the right to cause the Survey to be recertified to Buyer, Title Insurer and any other Persons as Buyer may reasonably request, at or shortly before the Closing Date. If the recertified Survey reveals any matters not shown on the existing Survey, then such disclosure shall be a title defect as to which the provisions of Section 11.2(b) and Section 11.2(c) shall govern Buyer’s and Seller’s rights and obligations.

ARTICLE XII

MISCELLANEOUS

Section 12.1           Definitions.

(a)           For purposes of this Agreement, the term:

“Accounts Receivable” means, as of the Closing Date, all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), or overdue accounts receivable to Seller, in each case, due and owing by any third party.

“Acquired Personal Property” means the Personal Property, excluding the Excluded Personal Property and excluding Personal Property to the extent that such Personal Property is an Excluded Current Asset.

“Acquisition Proposal” means (a) any proposal or offer from any Person relating to any direct or indirect acquisition, sale, lease, purchase or other disposition or acquisition of any of the Purchased Assets (including, without limitation, through a purchase of limited liability company or other interests of Seller or any of its direct or indirect parents or members or other interest holders), in a single transaction or series of transactions, (b) any tender offer or exchange offer, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller and a third party, in each case, other than the transactions contemplated by this Agreement. The parties agree and acknowledge that, notwithstanding anything in the previous sentence, none of the transactions or actions relating solely to the Excluded Assets shall be deemed to be an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person, including without limitation each of the individual members of Seller in their individual capacities.

“Alcoholic Beverage Approvals” means those licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions required for the sale and service of liquor by Parent Guarantor or any of its subsidiaries (including Buyer) at the Property from the Alcohol and Gaming Division of the Regulation and Licensing Department of the State of New Mexico.

“Amended Ground Lease” means the Existing Ground Lease, as amended as described in Section 7.21.

“Assumed Contracts” means the Operating Agreements relating to the Property or the Business as set forth on Section 1.1(d) of the Seller Disclosure Letter and all purchase orders relating to the Property or the Business; provided, that Assumed Contracts shall not be deemed to include any Excluded Contracts. If, prior to the Closing Date, Seller reasonably determines that there are any Contracts that, pursuant to the terms hereof, are Assumed Contracts (excluding all purchase orders entered into in the Ordinary Course of Business), Seller shall amend Section 1.1(d) of the Seller Disclosure Letter to include such Assumed Contracts and such Assumed

Contracts shall be and hereby are Assumed Contracts hereunder; provided, however, that Buyer’s consent shall be required for any such amendment (which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed to have been given if Buyer has not objected to any such amendment within ten (10) Business Days after being provided with notice thereof), other than an amendment to include as an Assumed Contract a Contract entered into in accordance with Section 7.1(a)(ix) hereof.

“Books and Records” means, to the extent transferable by applicable Law, (i) all books and records of Seller relating to the Property or the Business (except to the extent related to the Excluded Liabilities or the Excluded Assets, including without limitation, all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits and (ii) all plans and specifications for the Property.

“Business Day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of New Mexico are authorized or required to close; provided, that any reference in this Agreement to any day other than a Business Day shall be deemed a reference to a calendar day.

“Casualty Termination Event” means that any of the following has occurred:  (i) a loss of access to the Property that continues, or is reasonably likely to continue, for thirty (30) days or more, or (ii) any damage to the Property which shall cost an amount equal to or greater than Ten Million United States Dollars ($10,000,000) to repair or will impair the value of the Property by such amount.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compass Loan Documents” means all documentation relating to the loan agreements dated March 4, 2004 and March 20, 2006, by and between Seller as borrower and Compass Bank as lender, including without limitation the line of credit mortgage, dated as of March 4, 2004, by and between Seller as grantor and Compass Bank as lender, the mortgage, dated as of March 20, 2006, by and between Seller as grantor and Compass Bank as lender, and the commercial security agreement, dated as of March 20, 2006, by and between Seller as grantor and Compass Bank as lender.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Customer Database” means all customer databases, customer lists, historical records of customers and any other customer information of Seller collected and used by Seller in connection with marketing and promoting the Business.

“Employee Records” means records of Seller that relate to Employees, but only to the extent that such records may be transferred under applicable Law, including, but not limited to, records pertaining to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and records, and (v) active medical restriction forms (it being agreed and understood that with respect to the foregoing clause (v), such forms have been made available to Buyer, but nothing herein shall be deemed to require that Buyer accept any such forms).

“Employees” means the Property Employees and the Inactive Employees.

“Encumbrances” means Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.

“Environmental Condition” means, as relating to the Property or the Business, the Release into the environment of any Hazardous Substance as a result of which Seller or the Business (i) has or may become liable to any Governmental Entity or Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which the Property or any other assets of Seller or the Business, may be subject to any Lien under Environmental Laws.

“Environmental Laws” means all foreign, federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances, and common law, relating to pollution or protection of health, safety or the environment, land use or protection of natural resources, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §300(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, laws, rules, regulations and ordinances.

“Environmental Liabilities” means all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to requests for information or documents, clean-up, corrective action or remediation fees or costs), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Entity, under, pursuant to or relating to any Environmental Law, or arising from or relating to Environmental Conditions relating to the Property or the Business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereafter.

“Excluded Contracts” means all Contracts listed on Section 1.2(b) of the Seller Disclosure Letter.

“Excluded Personal Property” means those items set forth and identified as such in Section 1.2(h) of the Seller Disclosure Letter hereto.

“Existing Ground Lease” means that certain Lease, dated December 10, 2004, by and between the Commissioner of Public Lands, as lessor, and Seller, as lessee.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of the Property or the Business, including without limitation all Alcoholic Beverage Approvals.

“Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or racing or similar activities or the sale of liquor by Parent Guarantor or any of its subsidiaries, and all state and local regulatory and licensing bodies with authority over gaming, racing and liquor in the State of New Mexico and its political subdivisions, including without limitation the Alcoholic Beverage Approvals.

“Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or racing or similar activities or the sale of liquor.

“Ground Lease Estoppel and Consent Certificate” means a letter executed by an authorized agent of the Commissioner of Public Lands, which shall include a consent to the assignment of the Amended Ground Lease from Seller to Buyer and shall contain the following certifications:  (i) that the Commissioner of Public Lands is the owner in fee simple of the Leased Property; (ii) that the Commissioner of Public Lands leased the Leased Property to Seller pursuant only to the Amended Ground Lease, which is in full force and effect in accordance with its terms and which has not been assigned, supplemented, modified or otherwise amended; (iii) that the Commissioner of Public Lands has not mortgaged the fee simple estate in the Leased Property and there are no fee simple mortgages, deeds of trust or other security interests encumbering such fee simple estate; (iv) that, to the knowledge of the Commissioner of Public Lands, there are no defaults, and each of the parties’ applicable obligations have been performed to date; (v) that, to the knowledge of the Commissioner of Public Lands, there are no offsets, counterclaims, defenses, deductions or credits whatsoever, or any amounts owing, with respect to the applicable lease; and (vi) that the Commissioner of Public Lands agrees to the term of the lease, the options to extend, the security deposit, the rent and the transferability thereof to Buyer, in each case as stated in the Amended Ground Lease.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Substances in, on, under, about, or from the Property or any part thereof into the environment.

“Hazardous Substance” means any pollutant, contaminant, chemical, substance, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is defined under or subject to regulation, control or remediation under any Environmental Laws, including without limitation, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

“Hubbard” means R.D. Hubbard, an individual.

“Improvements” means all buildings, improvements and structures now or hereafter located on or in the Land or the Leased Property, including, without limitation, all buildings located at 1461 Highway 70 West, in the City of Hobbs, County of Lea, State of New Mexico, commonly known as the “Black Gold Casino” and the “Zia Park Racetrack.”

“Inactive Employee” shall mean any individual who is, as of the Closing Date, employed by Seller at the Property, and who is on long-term disability, leave of absence or is on extended paid or unpaid leave of absence status, including leave under the U.S. Federal Family and Medical Leave Act.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and service marks (including the goodwill of the Business and the Property connected with the use of such trademarks and service marks), trademark and service mark registrations and applications, domain names, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, and all documentation thereof.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of the following Persons: R.D. Hubbard, Bruce Rimbo, Bob Little and Tom Reese.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including, without limitation, the Gaming Laws.

“Leases” means leases, subleases, occupancy and concession agreements affecting the Property, including, without limitation, the Amended Ground Lease.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought by any Person or Governmental Entity, or conducted, or heard by or before or otherwise involving any Governmental Entity, arbitrator or court of law.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, option, right of first refusal, restriction, exaction, imposition, charge or other claims of third parties of any kind or nature.

“Material Assumed Contracts” means all Assumed Contracts denoted with an asterisk on Section 1.1(d) of the Seller Disclosure Letter.

“Material Portion of the Property” means (i) a loss of access to the Property that continues, or is reasonably likely to continue, for seven (7) days, or (ii) any portion of the Property whose taking would impair the value of the Property by an amount equal to or greater than Ten Million United States Dollars ($10,000,000).

“Operating Agreements” means all service contracts, equipment leases, software license agreements, sign leases, Leases and other Contracts affecting the Property or the Business and all Contracts by which Seller grants or receives any right to use any Intellectual Property owned, used in, or held for use in the Business (other than Contracts granting rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms and having an acquisition price of less than $50,000.00 in the aggregate for all such related Contracts), other than Contracts that relate to the Excluded Assets.

“Option Agreement” means that certain Option Agreement, dated as of the date hereof, by and among Ruidoso Downs, Hubbard (solely with respect to specified sections thereof) and Buyer.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices and is taken in the ordinary course of such Person’s normal day to day operations.

“Outside Date” means May 7, 2007 (the “Initial Scheduled Closing Date”); provided, that (x) if all the conditions set forth in ARTICLE VIII hereof, other than Buyer’s receipt of required Gaming Approvals and the satisfaction of the condition set forth in Section 8.1(b) hereof, have been satisfied or waived, and (y) Buyer and its Representatives and Affiliates are diligently pursuing the required Governmental Approvals and no Gaming Authority has made a final nonappealable written determination that such Gaming Authority will not issue to Buyer all Gaming Approvals, then the Outside Date shall mean (i) the date that is three (3) months after the Initial Scheduled Closing Date, to which Buyer may, in its sole discretion, elect to extend the Outside Date, or (ii) such later date (which date may be no later than the date that is six (6)

months after the Initial Scheduled Closing Date) to which Buyer, in its sole discretion, elects from time to time to extend further the Outside Date by paying to Seller interest, calculated at a rate equivalent to the 90-day United States Treasury bill rate, on a notional amount equal to (x) the Base Purchase Price, less (y) the Deposit (such interest payments to start accruing from but not including the Initial Scheduled Closing Date and to be paid monthly in arrears beginning on the one (1) month anniversary of the Initial Scheduled Closing Date and ending upon and including the earlier of (A) the Closing and (B) the termination of this Agreement pursuant to Section 9.1 hereof); provided, that in the event that Buyer has elected to extend the Outside Date from the Initial Scheduled Closing Date by paying to Seller interest, and Buyer fails to make any such interest payment, Seller shall provide Buyer written notice of Buyer’s failure to make any such interest payment and that Buyer shall have five (5) Business Days from its receipt of such notice to make such interest payment (if Buyer so elects) and only if Buyer fails to make such interest payment within this period shall Seller have the right to terminate this Agreement pursuant to Section 9.1(b). Notwithstanding the foregoing, for the purposes of the adjustments and prorations contemplated hereby, the Closing shall be deemed to occur at the Transfer Time.

“Passenger/Delivery Vehicles” means those certain passenger or delivery vehicles and recreational vehicles identified as such in Section 1.1(e) of the Seller Disclosure Letter.

“Permitted Additional Gaming Machines” means new slot machines listed on Schedule 12.1(a), in good condition and working order, which may be purchased by Seller prior to the Closing on commercially reasonable and arm’s length terms from a third party which is not an Affiliate of Seller and in accordance with applicable Law.

“Permitted Encumbrances” means:

(i)            Liens or Encumbrances for mechanics’ and materialmen’s Liens or Encumbrances not filed of record that shall be paid in the Ordinary Course of Business and charges, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings or for which Seller shall have provided bond or other security reasonably satisfactory to Buyer;

(ii)           Liens or Encumbrances for Taxes not yet due and payable;

(iii)          Liens or Encumbrances in respect of judgments or awards with respect to which Seller shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which Seller shall have secured a stay of execution pending such appeal or such proceeding for review; provided, that Seller shall have provided bond or other security reasonably satisfactory to Buyer and agrees to pay any such judgment or award once finally adjudicated;

(iv)          Liens and Encumbrances created or approved by Buyer;

(v)           easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, the property or assets of Seller; provided, that all such easements, leases, reservations or other rights of others in or minor defects and irregularities in title as to the Land and Improvements are shown as exceptions on the Title Commitment and are not marked-out, objected to or noted on the Title Commitment attached hereto as Exhibit J;

(vi)          zoning and subdivision ordinances;

(vii)         terms and conditions of licenses, permits and approvals for the Land as are identified in the Title Commitment, and Laws of any Governmental Entity having jurisdiction over the Property;

(viii)        the Lease Documents and any exceptions described therein and Assumed Contracts for any areas of the applicable Land or the applicable Property;

(ix)           any Liens or Encumbrances or privilege vested in any other lessor, or any licensor or permitter for rent or other obligations of Seller relative to any Assumed Contracts so long as the payment of such rent or the performance of such obligations is not delinquent;

(x)            subject to Section 11.2(b) and (d) hereof, any Liens or Encumbrances identified in the Title Commitment and UCC-11 Search attached hereto as Exhibit J or the Survey; and

(xi)           any Assumed Liability.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

“Personal Property” means, as it relates to the Property or the Business, all office, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), including, without limitation, (a) slot machine tokens not currently in circulation, and (b) Passenger/Delivery Vehicles, computer hardware, software, point of sale equipment, telephone numbers, two-way security radios and base station, maintenance equipment, tools, signs and signage, office supplies, cleaning supplies in unopened cases or bulk containers or packages; linens, uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, and alcoholic beverage inventories owned by Seller and located at the Property on the Closing Date.

“Pre-Closing Employee Liabilities” means all Liabilities arising out of or relating primarily to employment of any of the Employees prior to and through the Closing Date, including without limitation, any and all severance obligations or other Liabilities relating to the termination of any of the Employees, except as otherwise set forth in Section 7.4 hereto, and all Liabilities related to Retained Employees, whether occurring prior to or following the Closing Date.

“Pre-Closing Tax Liability” means any (i) Liability for Taxes imposed on Seller arising from, in connection with, or related to a Pre-Closing Tax Period, and with respect to a Straddle Period, the portion of the Tax allocable to the portion of the Straddle Period ending on and including the Closing Date under Section 3.1(a), or (ii) any Liability for Taxes of Seller arising from, in connection with, or related to any transactions contemplated by this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on (and including) or before the Closing Date.

“Property” means (a) the Land, (b) the Leased Property, (c) the Improvements, (d) all apparatus, equipment, fixtures and appliances owned by the Seller and affixed to and used in connection with the operation or occupancy of the Land and the Leased Property and/or any of the Improvements (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land, the Leased Property or any of the Improvements, and (e) all of Seller’s rights, privileges and easements appurtenant to or used in connection with the Land, the Leased Property and/or any of the Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights and water stock relating to the Land or the Leased Property, all strips and gores, all of Seller’s right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights of Seller appurtenant, adjacent or connected to the Land or the Leased Property.

“Property Employee” means any individual who is, as of the Closing Date, employed by Seller or any of its Affiliates at the Property, including any individual who is actively at work or on approved leave of absence but excluding any Inactive Employee.

“Property Material Adverse Effect” means changes, events or effects that are materially adverse to the Property, the Purchased Assets or the business, financial condition or results of operations of the Business, provided, however, that any adverse change, event or effect arising from or related to: (i) (x) conditions affecting the United States economy generally; (y) national or international political or social conditions or acts of terrorism, including the engagement by the United States in hostilities; or (z) financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security index or any market index); provided that, in the case of each of clauses (x), (y) and (z), such change, event or condition (I) occurs after the date hereof, (II) is not specifically directed at Seller, the Property, the Purchased Assets or the Business and (III) does not disproportionately affect the Property, the Purchased Assets or the business, financial condition or results of operations of the Business relative to other participants in Seller’s industry in the State of New Mexico; (ii) any action taken by Seller (with the prior written consent of Buyer) in accordance with this Agreement; or (iii) any action taken by Buyer or Parent Guarantor or any of their respective Affiliates or Representatives, shall not be taken into account in determining whether a “Property Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Property Specific Data” means, as it relates to the Property or the Business, all property-specific software computer records or data (such as future reservations and booking information), whether on tape, disc or other computerized format that is (i) owned by Seller, (ii) used exclusively in connection with the Property or the Business, (iii) non-proprietary, and (iv) not part of the Customer Database.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, migrating or other release or dispersion into the environment, whether intentional or unintentional.

“Retained Employees” means (i) the Inactive Employees, (ii) the Property Employees who are not Transferred Employees, whether or not offered employment by Buyer, and (iii) the Property Employees who are listed on Section 7.4(a) of the Seller Disclosure Letter.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Straddle Period” means any taxable period beginning prior to the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto any liability pursuant to a tax sharing, allocation, or indemnification agreement, any liability determined by reference to the tax liability of another person, or any tax liability arising from, in connection with, or related to the Assumed Contracts that is attributable to any Pre-Closing Tax Period.

“Tax Returns” mean all Federal, state, local, and foreign tax and information returns, declarations, statements, reports, schedules, forms, and similar documentation and in each case any amendments thereto.

“Title Commitment” means that certain Title Insurance Commitment which is annexed as Exhibit J to this Agreement, along with the legible copies of all documents referenced as exceptions therein.

“Title Insurer” means the First American Title Insurance Company.

“Transfer Time” means 12:30 a.m. Hobbs, New Mexico time on the Closing Date, except that, with respect to any employee of the Business whose shift begins prior to and ends after such time, “Transfer Time” shall mean the end of such shift.

“Transferred Intellectual Property” means all Intellectual Property used at the Property and in the operation of the Business, together with all rights to sue, counterclaim, and to collect damages and payments for and recover for any and all legal and equitable claims of past, present, and future infringements, damages, or other unauthorized use thereof, and all income, royalties, damages, and payments now or hereafter due or payable with respect to the foregoing Intellectual Property.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 12.2           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court, and (v) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints Corporation Service Company as such party’s agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.3 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(c).

Section 12.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Buyer or Parent Guarantor, to

Zia Park LLC
c/o Penn National Gaming, Inc.
825 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attn:  General Counsel
Fax:  (610) 373-4710

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attn:  Rodrigo A. Guerra, Esq.
Fax:  (213) 621-5217

(b)           if to Seller, to

Zia Partners, LLC
1461 Highway 70 West
P.O. Box 449
Ruidoso Downs, New Mexico 88346
Attn:  R.D. Hubbard
Fax:   (505) 378-8525

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn:  Jennings J. Newcom, Esq.
Fax:  (303) 893-1379

Section 12.4           Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided:

(a)           defined terms shall have the meanings assigned to them in this Agreement and include the plural as well as the singular;

(b)           all accounting terms not otherwise defined herein have the meanings assigned under GAAP, as in effect on the date hereof, unless otherwise stated;

(c)           all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

(d)           all references in this Agreement to designated Exhibits or Schedules are to the designated Exhibit or Schedule to this Agreement, unless otherwise indicated;

(e)           pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(f)            the words “herein,” “hereof,” “herewith,” “hereby,” “hereunder” and “hereto” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(g)           the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made;

(h)           the phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available;

(i)            each of Buyer, Seller and Parent Guarantor will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires); and

(j)            the table of contents, table of definitions and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.5           Entire Agreement.  This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in full force and effect after the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and the Seller Disclosure Letter, no party makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Affiliates or Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 12.6           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.7           Assignment.  With the exception of an assignment by Buyer to one of its Affiliates, written notice of which shall be given to Seller, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, without limitation, by merger or consolidation) or otherwise without the prior written consent of the other party; provided, however, that any assignment by Buyer to one of its Affiliates shall not be valid under this Agreement unless (a) such Affiliate assumes all of Buyer’s agreements and obligations hereunder, (b) no such assignment shall relieve Buyer from any of its agreements and obligations hereunder, and (c) no such assignment in any way (x) shall materially adversely effect the ability to receive, or materially delay the receipt of, the Gaming Approvals or antitrust approvals contemplated by this Agreement or (y) shall materially adversely affect or materially delay the Closing of the transactions contemplated by this Agreement. Any assignment in violation of this Section 12.7 shall be void.

Section 12.8           Parties of Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.9           Counterparts.  This Agreement may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.10         Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11         Amendment.  This Agreement may be amended by the parties but only by an instrument in writing signed on behalf of each of the parties.

Section 12.12         Extension; Waiver.  At any time prior to the Closing, any party by action taken or authorized by its board of directors or members or board of managers, as applicable, may, to the extent legally allowed, (i) extend the time for or waive the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 12.13         Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

Section 12.14         Seller Disclosure Letter.  The Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

ZIA PARTNERS, LLC

By:.	/s/ Bruce Rimbo
Name: Bruce Rimbo
Its: Vice President

ZIA PARK LLC

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Its: Secretary/Treasurer
of Penn National Gaming, Inc., Manager

PENN NATIONAL GAMING, INC.

(solely with respect to Section 2.6 and ARTICLE VI and XII)

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Its: Secretary/Treasurer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT